AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2005

REGISTRATION NO. 333- 119254

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE

AMENDMENT No. 1

to

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

i2 TELECOM INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington	4813	91-1426372
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1200 Abernathy Road

Suite 1800

Atlanta, Georgia 30328

(770) 512-7174

(Address and Telephone Number of

Principal Executive Offices and Principal Place of Business)

Paul R. Arena

Chairman of the Board

and Chief Executive Officer

1200 Abernathy Road

Suite 1800

Atlanta Georgia 30328

(770) 512-7174

(Name, Address and Telephone Number

of Agent for Service)

Copy to:

Robert C. Hussle, Esq.

Rogers & Hardin LLP

2700 International Tower,

229 Peachtree Street, NE

Atlanta, Georgia 30303

(404) 522-4700

Approximate Date of Commencement of Proposed Sale to the Public: Form time to time after the effective date of this registration statement as determined by market conditions.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
common stock, no par value per share	20,922,366 shares	$0.67	$13,913,373.39	$1,845.76

(1)	Registrant originally registered 21,906,741 shares of common stock with the original filing of this Registration Statement. The number of shares of common stock registered hereby is less than the number originally registered due to the expiration of rights to purchase certain of the securities originally registered.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on September 22, 2004, on the Over-the-Counter Bulletin Board.

(3)	Previously paid with the initial filing of this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

This post-effective no.1 amendment is being filed to update certain information set forth herein.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT I2 TELECOM INTERNATIONAL, INC. FILES WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION

PROSPECTUS DATED APRIL 19, 2005

PROSPECTUS

20,922,366 SHARES OF COMMON STOCK

OF

i2 TELECOM INTERNATIONAL, INC.

This prospectus covers the sale of up to 20,922,366 shares of common stock (the “Common Stock”) of i2 Telecom International, Inc. (the “Company” or “we”) by the selling shareholders (the “Selling Shareholders”) identified in this prospectus under the section titled “Selling Shareholders.” Of the 20,922,366 shares of Common Stock registered hereby, 3,337,000 of such shares may become issuable to the Selling Shareholders without receipt of additional consideration by the Company by reason of antidilution adjustments affecting the securities registered hereby. The Company will not receive any proceeds from the sale of the shares by any Selling Shareholder. The Company has agreed to bear all expenses of registration of the Common Stock offered hereby under federal and state securities laws.

The Common Stock is listed on the Over-the-Counter Bulletin Board under the symbol “ITUI.” The last reported sale price of the Common Stock as reported on the Over-the-Counter Bulletin Board on April 15, 2005, was $0.42 per share.

The Selling Shareholders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. See the section of this document titled “Plan of Distribution.”

See the section of this document titled “Risk Factors” beginning on page 5 for certain factors relating to an investment in the shares of Common Stock offered hereby.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OFFERED HEREBY OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [                    ], 2005.

SUMMARY

About i2 Telecom International, Inc.

Background of the Company

i2 Telecom International, Inc., a Washington corporation formerly known as Digital Data Networks, Inc. (the “Company”), was incorporated as “Transit Information Systems, Inc.” under the laws of the State of Washington on October 17, 1988. In July 1995, the Company changed its name to “Digital Data Networks, Inc.” In March 2004, the Company changed its name to “i2 Telecom International, Inc.” The Company’s offices are currently located at 1200 Abernathy Rd., Suite 1800, Atlanta, Georgia 30328, and the Company’s telephone number at that address is (770) 512-7174. The Company maintains a website at www.i2telecom.com.

From October 17, 1988, until February 27, 2004, the Company was a wireless, passenger communication and advertising company, principally engaged in selling digital advertising space through the operation of a digital information network, utilizing digital radio transmission technology to display current news, information and advertising to riders on-board public transit vehicles. From 1991 through February 2004, the Company operated a digital information network in Dallas, Texas under the assumed name “The Transit Network” on the Dallas Area Rapid Transit (“DART”) bus and rail system.

In February 1996, the Company completed an initial public offering of shares of its common stock, no par value per share (the “Common Stock”), and raised net cash proceeds of approximately $5.8 million.

On February 26, 2004, a newly-formed, wholly-owned subsidiary of the Company merged with and into i2 Telecom International, Inc., a Delaware corporation (“i2 Delaware”), with i2 Delaware surviving the merger as a wholly-owned subsidiary of the Company (the “Merger”), pursuant to that certain Agreement and Plan of Merger dated as of January 30, 2004, among the Company, a wholly-owned subsidiary of the Company, i2 Delaware and certain stockholders of the Company and i2 Delaware signatory thereto (the “Merger Agreement”). In connection with the Merger, former stockholders of i2 Delaware became entitled to receive shares of Common Stock and shares of various classes and series of the Company’s preferred stock, no par value per share (collectively, the “Preferred Stock”), constituting up to 88.44% of the voting securities of the Company, assuming the issuance of all contingent consideration such stockholders may become entitled to receive pursuant to the Merger Agreement upon the resolution of a certain legal proceeding pending against i2 Delaware. In connection with the Merger, effective February 26, 2004, (i) the Company’s Board of Directors (the “Board of Directors”) appointed Paul R. Arena, Chief Executive Officer and Chairman of the Board of i2 Delaware, to serve as a director of the Company; (ii) all individuals serving as officers of the Company immediately prior to the Merger resigned their positions with the Company; and (iii) the officers of i2 Delaware were appointed as officers of the Company.

On February 27, 2004, the Company sold substantially all of its operating assets relating to the operations of The Transit Network to Intransit Media, Inc. (“InTransit Media”) in exchange for InTransit Media assuming certain obligations and liabilities relating to such assets (the “Asset Sale”), pursuant to that certain Asset Purchase Agreement dated as of January 30, 2004, as amended by the First Amendment thereto dated as of February 26, 2004, between the Company and InTransit Media (the “Asset Purchase Agreement”).

On March 5, 2004, in connection with the Merger and the Asset Sale, the Company changed its name from “Digital Data Networks, Inc.” to “i2 Telecom International, Inc.” and changed its ticker symbol on the over-the-counter electronic bulletin board from “DIDA” to “ITUI”.

On June 3, 2004, all of the Company’s then-outstanding shares of Preferred Stock, including all of the Preferred Stock issued pursuant to the Merger, were converted into shares of Common Stock in accordance with the applicable statement of rights of such Preferred Stock.

On December 8, 2004, the Company relocated its corporate headquarters to Atlanta, Georgia in order to be closer to more technology driven companies and to aide in the Company’s recruitment of technology workers.

As a result of the Merger and the Asset Sale, the Company’s operations now consist of the operations of i2 Delaware. The Company’s operations as currently conducted are described below.

Business of the Company

The Company, through its subsidiary, i2 Delaware, provides low-cost telecommunications services employing next-generation Voice over Internet Protocol (“VoIP”) technology. These operations are based in Atlanta, Georgia, San Mateo, California and China. Through i2 Delaware, the Company controls its own proprietary technology and outsources the majority of its production and service functions with strategic partners. The Company, through i2 Delaware, provides the VoiceStick, micro gateway adapters (InternetTalker(TM)), VoIP long distance and other enhanced communication services to subscribers. The Company’s proprietary technology platform is built to the Session Initiation Protocol (“SIP”) standard. The Company’s revenue model now includes revenue from the sale of the VoiceStick and other integrated access devices (“IADs”) along with recurring monthly subscriptions, call minute termination. The Company believes its proprietary technology provides meaningful advantages as compared to the technology of other VoIP providers particularly in the areas of quality of service, flexibility (i.e., broadband and dial-up capability in the same unit) and ease of use.

The Company’s proprietary technology platform is built to the SIP standard and offers the end user the following primary benefits:

•	near carrier grade quality of service;

•	low cost long distance calling worldwide;

•	broadband access via your laptop with the Company’s VoiceStick;

•	broadband and dial-up technology in the Company’s InternetTalker™ IAD;

•	plug and play technology using traditional phones without professional installation; and

•	unlimited global calling among VoiceStick and InternetTalker™ IAD users with a minimal monthly subscription.

The Company’s management is focused solely upon VoIP as the Company’s primary line of business. In addition, the Company’s management is constantly exploring various strategic alternatives, including partnering with other telecommunication companies, both foreign and domestic, and engaging in acquisitions of strategic competitors and/or telecommunication service providers. There can be no assurances that such efforts will be successful. The Company may finance these new business opportunities through a combination of equity and/or debt. If the Company determines to finance these opportunities by issuing additional equity, then such equity may have rights and preferences superior to the outstanding Common Stock, and the issuance of such equity will dilute the ownership percentage of the Company’s existing shareholders. If the Company determines to finance these opportunities by incurring debt, then such debt may not be available to the Company on favorable terms, if at all.

About the Offering and this Prospectus

This prospectus covers the resale of up to 20,922,366 shares of Common Stock by the Selling Shareholders identified in this prospectus under the section of this document titled “Selling Shareholders.” The Company will not receive any proceeds from the resale of shares by any Selling Shareholder. See the section of this document titled “Use of Proceeds.” The Company has agreed to bear all expenses of registration of the Common Stock offered by this prospectus.

This prospectus is part of a registration statement that the Company has filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under the shelf registration process, the Selling Shareholders may, from time to time, sell the Common Stock described in this prospectus. The Company may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described under the section of this document titled “Where You can Find More Information.”

Private Placement

On August 11, 2004, pursuant to that certain Securities Purchase Agreement dated as of August 11, 2004 among the Company, and the buyers signatory thereto (the “Securities Purchase Agreement”), the Company completed a private placement of 4,500 shares of its preferred stock series D, no par value per share (the “Preferred Stock Series D”), warrants to purchase 2,812,500 shares of Common Stock, and 1,125 additional investment right units (the “AIRs”) for an aggregate purchase price of $4.5 million, with net proceeds to the Company of $4.2 million (the “Private Placement”). The shares of Preferred Stock Series D issued in the Private Placement are convertible into an aggregate of 5,625,000 shares of Common Stock, subject to adjustment, with each share of Preferred Stock Series D being convertible into 1,250 shares of Common Stock, subject to adjustment. Each AIR was exercisable from the date of issuance until April 15, 2005 for one share of Preferred Stock Series D and a warrant to purchase 625 shares of Common Stock, at an exercise price of $1,000 per unit. The warrants issued upon closing of the Private Placement and upon exercise of the AIRs are exercisable for a period of three years at an exercise price of $0.96 per share.

The shares of Preferred Stock Series D, warrants and AIRs issued upon closing of the Private Placement were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration set forth in Rule 506 of Regulation D promulgated pursuant to Section 4(2) of the Securities Act. Pursuant to the terms of that certain Registration Rights Agreement among the Company and the buyers in the Private Placement, the Company is filing this registration statement to register for resale under the Securities Act the shares of Common Stock underlying the Preferred Stock Series D and warrants issued upon closing of the Private Placement and issued upon exercise of the AIRs. In connection with the Private Placement, certain shareholders of the Company have entered lock-up agreements pursuant to which such shareholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, until the one-year anniversary of the date on which the SEC declares this registration statement effective certain shares of Common Stock held by such shareholders which are otherwise entitled to certain piggy-back registration rights.

RISK FACTORS

The Company has a history of losses and negative cash flows from operations and may not be profitable in the future.

The Company has incurred significant net losses, including net losses of approximately $6.7 million for the year ended December 31, 2004 and approximately $13.7 million for the period from inception until December 31, 2004. The Company has an accumulated deficit at December 31, 2004 of approximately $13.7 million. The ability of the Company to generate positive cash flows from operations and net income is dependent, among other things, on market conditions, the recovery of recorded assets, cost control, identifying and securing additional revenue sources, and the Company’s ability to raise capital under acceptable terms. The financial statements included elsewhere in this prospectus do not include any adjustments that might result from the outcome of these uncertainties. Furthermore, developing and expanding the Company’s business will require significant additional capital and other expenditures. Accordingly, if the Company is not able to increase its revenue, then it may never generate sufficient revenues to achieve or sustain profitability

The price of the Common Stock has been volatile.

The stock market in general, and the market for technology companies in particular, has recently experienced extreme volatility that has often been unrelated to the operating performance of particular companies. From January 1, 2002 to March 31, 2005, the per share closing price of the Common Stock on the Over-the-Counter Bulletin Board fluctuated from a high of $3.35 to a low of $0.06. The Company believes that the volatility of the price of the Common Stock does not solely relate to the Company’s performance and is broadly consistent with volatility experienced in the Company’s industry. Fluctuations may result from, among other reasons, responses to operating results, announcements by competitors, regulatory changes, economic changes, market valuation of technology firms and general market conditions.

In addition, in order to respond to competitive developments, the Company may from time to time make pricing, service or marketing decisions that could harm its business. Also, the Company’s operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price of the Common Stock would likely decline.

The trading price of the Common Stock could continue to be subject to wide fluctuations in response to these or other factors, many of which are beyond the Company’s control. If the market price of the Common Stock decreases, then shareholders may not be able to sell their shares of Common Stock at a profit.

Historically low trading volume in the Common Stock may affect shareholder liquidity.

The trading volume of the Common Stock on the Over-the-Counter Bulletin Board has been low historically. The Company is registering for resale 20,922,366 shares of common Stock pursuant to this prospectus. However, there can be no assurance that the increased float will allow shareholders to sell shares of Common Stock at the times and prices they desire.

The Company may not be able to successfully manage its growth.

The Company’s liability to manage its growth will require that the Company continue to improve its operational, financial and management information systems, and to motivate and effectively manage its employees. If the Company’s management is unable to manage such growth effectively, then the quality of the Company’s services, its ability to retain key personnel and its business, financial condition and results of operations could be materially adversely affected.

The Company may be unable to fund future growth.

The Company’s business strategy calls for the Company to grow and expand its business both internally and otherwise. Significant funds will be required to implement this strategy, funding for additional personnel, capital expenditures and other expenses, as well as for working capital purposes. Financing may not be available to the Company on favorable terms or at all. If adequate funds are not available on acceptable terms, then the Company may not be able to meet its business objectives for expansion. This, in turn, could harm the Company’s business, results of operations and financial condition. In addition, if the Company raises additional funds through the issuance of equity or convertible debt securities, then the percentage ownership of the Company’s shareholders will be reduced, and any new securities could have rights, preferences and privileges senior to those of the Common Stock. Furthermore, if the Company raises capital or acquires businesses by incurring indebtedness, then the Company will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that the Company’s lender may require.

The Company’s executive officers have been employed by the Company for a relatively short period of time.

The Company’s management team consists of a number of executive officers who have been employed by the Company for less than two years. There can be no assurance that they will function successfully as a management team to implement the Company’s strategy. If they are unable to do so, then the Company’s business, financial condition and results of operations could be materially adversely affected.

The Company’s performance could be affected if it is unable to attract and retain qualified personnel.

The Company’s performance is substantially dependent on the services of current management as well as on the Company’s ability to recruit, retain and motivate its other officers and key employees. The Company’s success also depends on its ability to attract and retain additional qualified employees. Competition for qualified personnel is intense and there is a limited number of persons with knowledge of and experience in the Internet. There can be no assurance that the Company will be able to attract and retain key personnel, and the failure to do so could hinder the Company’s ability to implement its business strategy and harm its business.

The Company believes its future success will also depend in large part upon its ability to attract and retain highly skilled management, engineering, consulting, sales, marketing and finance personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, particularly engineers, consulting and sales personnel, could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company is exposed to the general condition of the telecommunications market.

The Company’s business is subject to global economic conditions, and in particular, market conditions in the telecommunications industry. The Company’s operations could be adversely affected if declines in capital spending from telecommunications service providers continue. If global economic conditions worsen, or if the prolonged slowdown in the telecommunications industry continues, then the Company may experience adverse operating results.

The Company must be able to adapt to rapidly changing technology.

The Company’s market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. As a result of the complexities inherent in today’s computing environments, the Company faces significant challenges in remaining abreast of such changes and product introductions. If the Company cannot keep pace with these changes, it will not be able to meet its clients’ increasingly sophisticated needs and its services will become less competitive. The Company’s future success will depend on its ability to: keep pace with continuing changes in industry standards, information technology, and client preferences; respond effectively to these changes; and develop new services or enhance its existing services. The Company may be unable to develop and introduce new services or enhancements to existing services in a timely manner or in response to changing market conditions or client requirements.

The Company’s business depends upon the acceptance of the Internet as a medium for commerce.

Use of the Internet by consumers is at an early stage of development, and market acceptance of the Internet as a medium for commerce is subject to a high level of uncertainty. The Company’s future success will depend on its ability to significantly increase revenues, which will require the development and widespread acceptance of the Internet as a medium for commerce. There can be no assurance that the Internet will be a successful retailing channel. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high-speed modems and security procedures for financial transactions. The viability of the Internet may prove uncertain due to delays in the development and adoption of new standards and protocols to handle increased levels of Internet activity or due to increased government regulation. If use of the Internet does not continue to grow, or if the necessary Internet infrastructure or complementary services are not developed, the Company’s business, results of operations, and financial condition could be materially adversely affected.

The Company faces security risks.

A party who is able to circumvent the Company’s security measures could misappropriate proprietary information or cause interruptions in the Company’s VoIP operations. The Company may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Consumer concern over Internet security has been, and could continue to be, a barrier to commercial activities requiring consumers to send their credit card information over the Internet. Computer viruses, break-ins, or other security problems could lead to misappropriation of proprietary information and interruptions, delays, or cessation in service to the Company’s customers. Moreover, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet as a merchandising medium.

The Company’s ability to do business depends, in part, on the Company’s ability to license certain technology from third parties.

The Company relies on certain technology licensed from third parties, and there can be no assurance that these third party technology licenses will be available to the Company on acceptable commercial terms or at all. If the Company can not license the technology it needs on acceptable commercial terms, then its business, financial condition and results of operations will be materially and adversely affected.

The Company’s need to invest in research and development could harm the Company’s operating results.

The Company’s industry is characterized by the need for continued investment in research and development. If the Company fails to invest sufficiently in research and development, then the Company’s products could become less attractive to potential customers, which could have a material adverse effect on the Company’s results of operations and financial condition. As a result of the Company’s need to maintain or increase its spending levels in this area, the Company’s operating results could be materially harmed if the Company’s net sales fall below expectations. In addition, as a result of the need for research and development and technological innovation, the Company’s operating costs may increase in the future.

Intellectual property infringement claims against the Company, even without merit, could require the Company to enter into costly licenses or deprive the Company of the technology it needs.

The Company’s industry is technology intensive. As the number of competitors in the Company’s target markets increases and the functionality of the products produced by such competitors further overlaps, third parties may claim that the technology the Company develops or licenses infringes their proprietary rights. Any claims against the Company or any of its subsidiaries may affect the Company’s business, results of operations and financial conditions. Any infringement claims, even those without merit, could require the Company to pay damages or settlement amounts or could require the Company to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and the resulting distraction of the Company’s management resources could have a material adverse effect on the Company’s results of operations and financial condition. If successful, a claim of product infringement could deprive the Company of the technology it needs altogether.

Failure to protect the Company’s intellectual property rights could have a material adverse effect on the Company’s business.

The Company relies on copyright, trade secret and patent laws to protect its content and proprietary technologies and information. Additionally, the Company has taken steps it believes will be adequate to establish, protect and enforce its intellectual property rights. There can be no assurance that such laws and steps will provide sufficient protection to the Company. Despite the Company’s efforts to protect the Company’s proprietary rights, unauthorized parties may attempt to copy or otherwise obtain rights to use the Company’s products or technologies.

The Company has pending several patent applications related to embedded software technology. There can be no assurance that these patents will be issued. Even if these patents are issued, the limited legal protection afforded by patent, trademark, trade secret and copyright laws may not be sufficient to protect the Company’s proprietary rights to the intellectual property covered by these patents.

Furthermore, the laws of many foreign countries in which the Company does business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although the Company has implemented and will continue to implement protective measures in those countries, these efforts may also not be successful. Additionally, even if the Company’s domestic and international efforts are successful, the Company’s competitors may independently develop non-infringing technologies that are substantially similar or superior to the Company’s technologies.

If the Company’s products contain defects, then the Company’s sales are likely to suffer, and the Company may be exposed to legal claims.

The Company’s business strategy calls for the development of new products and product enhancements which may from time to time contain defects or result in failures that the Company did not detect or anticipate when introducing such products or enhancements to the market. In addition, the markets in which the Company’s products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of the Company’s products. Despite product testing by the Company, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in product returns, adverse publicity, loss of or delays in market acceptance of the Company’s products, delays or cessation of service to the Company’s customers or legal claims by customers against the Company.

To the extent that contractual provisions that limit the Company’s exposure to legal claims are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on the Company’s business, results of operations and financial condition.

Sales to customers based outside the United States have recently accounted for a significant portion of the Company’s revenues, which exposes the Company to risks inherent in international operations.

International sales represented approximately 35% of the Company’s revenues for the year ended December 31, 2004. Furthermore, the Company expects sales to international markets to increase as a percentage of revenues in the future. International sales are subject to a number of risks, including changes in foreign government regulations, laws, and communications standards; export license requirements; currency fluctuations, tariffs and taxes; other trade barriers; difficulty in collecting accounts receivable; longer accounts receivable collection cycles; difficulty in managing across disparate geographic areas; difficulties in hiring qualified local personnel; difficulties associated with enforcing agreements and collecting receivables through foreign legal systems; expenses associated with localizing products for foreign markets; and political and economic instability, including disruptions of cash flow and normal business operations that may result from terrorist attacks or armed conflict.

If the relative value of the U.S. dollar in comparison to the currency of the Company’s foreign customers should increase, then the resulting effective price increase of the Company’s products to these foreign customers could result in decreased sales. In addition, to the extent that general economic downturns impact the Company’s customers, the ability of these customers to purchase the Company’s products could be adversely affected. Payment cycles for international customers are typically longer than those for customers in the United States. The foreign markets for the Company’s products may develop more slowly than currently anticipated.

The Company’s business may become subject to governmental regulation.

The Company is not currently subject to direct federal, state, or local regulation, and laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet and other VoIP services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other VoIP services covering issues such as user privacy, “indecent” materials, freedom of expression, pricing content and quality of products and services, taxation, advertising, intellectual property rights and information security. The adoption of any such laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for the Company’s products and services or increase the cost of doing business or in some other manner have a material adverse effect on the Company’s business, results of operations, and financial condition.

The Company may become subject to litigation.

The Company may be subject to claims involving how the Company conducts its business or the market for or issuance of the Common Stock or other securities. Any such claims against the Company may affect its business, results of operations and financial conditions. Such claims, including those without merit, could require the Company to pay damages or settlement amounts and would require a substantial amount of time and attention from the Company’s senior management as well as considerable legal expenses. Although the Company does not anticipate that its activities would warrant such claims, there can be no assurances that such claims will not be made.

The Company depends on third-party vendors for key Internet operations.

The Company relies on its relationships with third party vendors of Internet development tools and technologies. There can be no assurance that the necessary cooperation from third parties will be available on acceptable commercial terms or at all. If the Company is unable to develop and maintain satisfactory relationships with such third parties on acceptable commercial terms, or if the Company’s competitors are better able to leverage such relationships, then the Company’s business, results of operations and financial condition will be materially adversely affected.

The Company may not be able to successfully compete with current or future competitors.

The market for VoIP services providers and business solutions providers is new, highly competitive, and rapidly changing. Since the Internet’s commercialization in the early 1990’s, the number of websites on the Internet competing for the attention and spending of businesses has proliferated. With no substantial barriers to entry, the Company expects that competition will continue to intensify. With respect to competing for business’ attention, in addition to intense competition from VoIP services providers, the Company also faces competition from traditional telco systems consultants and providers.

Many of the Company’s current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than the Company. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion, and sale of their products or services than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors. If the Company can not do so, then its business, financial condition and results of operations will be materially and adversely affected.

The Company has a short operating history.

The Company began providing low-cost telecommunication services employing next-generation VoIP technology when it acquired i2 Delaware in the Merger in February 2004. i2 Telecom began its operations in January 2003. Therefore, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. Consequently, the Company’s operations are subject to all of the risks inherent in a development-stage business enterprise, and the Company’s prospects must be evaluated with a view to the risks encountered by a company in an early stage of development, particularly in light of the uncertainties relating to the new and evolving markets in which the Company operates and acceptance of the Company’s business model, products and services. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business and the competitive environment in which we operate.

Substantial sales of the Common Stock after this offering could cause the price of the Common Stock to fall.

The Company cannot predict the effect, if any, that future sales of outstanding Common Stock or the availability of Common Stock for sale will have on the market price of the Common Stock prevailing from time to time. The Company may also issue additional shares of Common Stock upon the exercise of vested options or warrants, by grant to employees, directors and consultants or, after expiration of the lock-up agreements discussed below, in connection with acquisitions and to raise additional capital. Sales of substantial amounts of Common Stock in the public market following the offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock.

We may not be able to obtain additional financing.

In order to develop and expand the Company’s operations and increase revenues, additional financing will be required, which additional financing may not be available to the Company on commercially reasonable terms, if at all. There is no assurance that the Company will be successful in raising additional capital or that the proceeds of any future financings will be sufficient to meet the Company’s future capital needs. We may need to seek additional financing sooner than we anticipate as a result of any of the following factors:

•	changes in operating plans;

•	acceleration of the Company’s business development plans;

•	lower than anticipated sales;

•	increased costs of business development;

•	increased operating costs; or

•	potential acquisitions.

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Summary” and “Risk Factors” and other sections, contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements regarding intent, belief or current expectations about matters (including statements as to “beliefs,” “expectations,” “anticipations,” “Intentions” or similar words). Forward-looking statements are also statements that are not statements of historical fact. Because these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. These factors include, among others:

•	the Company’s ability to achieve and maintain profitability;

•	the price volatility of the Common Stock;

•	the historically low trading volume of the Common Stock;

•	the Company’s ability to manage and fund its growth;

•	the short period of time certain of the Company’s executive offices have been employed by the Company;

•	the Company’s ability to attract and retain qualified personnel;

•	the general condition of the telecommunications market;

•	the Company’s ability to adapt to rapidly changing technology;

•	the Company’s need to invest in research and development;

•	intellectual property infringement claims against the Company;

•	our ability to protect our intellectual property rights;

•	the possibility that the Company’s products may contain defects;

•	the amount of the Company’s revenues which are dependent upon international sales;

•	government regulation;

•	litigation;

•	the Company’s ability to obtain licenses from third parties;

•	the Company’s ability to compete with current and future competitors;

•	the Company’s short operating history;

•	the Company’s ability to obtain additional financing;

•	general economic and business conditions;

•	other risks and uncertainties included in the section of this document titled “Risk Factors”; and

•	other factors discussed in the Company’s other filings made with the SEC.

The subsequent forward-looking statements relating to the matters described in this document and attributable to the Company or to persons acting on behalf of the Company are expressly qualified in their entirety by such factors. The Company has no obligation to publicly update or revise these forward-looking statements to reflect new information, future events, or otherwise, except as required by applicable Federal securities laws, and the Company cautions you not to place undue reliance on these forward looking statements.

USE OF PROCEEDS

The Company will not receive any of the proceeds of any sale by any Selling Shareholders of the Common Stock offered by this prospectus.

ADDITIONAL INFORMATION ABOUT THE COMPANY

BUSINESS

Business

The Company was incorporated as “Transit Information Systems, Inc.” under the laws of the State of Washington on October 17, 1988. In July 1995, the Company changed its name to “Digital Data Networks, Inc.” In March 2004, the Company changed its name to “i2 Telecom International, Inc.” The Company’s offices are currently located at 1200 Abernathy Rd., Suite 1800, Atlanta, Georgia 30328, and the Company’s telephone number at that address is (770) 512-7174. The Company maintains a website at www.i2telecom.com.

From October 17, 1988, until February 27, 2004, the Company was a wireless, passenger communication and advertising company, principally engaged in selling digital advertising space through the operation of a digital information network, utilizing digital radio transmission technology to display current news, information and advertising to riders on-board public transit vehicles. From 1991 through February 2004, the Company operated a digital information network in Dallas, Texas under the assumed name “The Transit Network” on the DART bus and rail system.

In February 1996, the Company completed an initial public offering of shares of its Common Stock and raised net cash proceeds of approximately $5.8 million.

On February 26, 2004, a newly-formed, wholly-owned subsidiary of the Company merged with and into i2 Delaware, with i2 Delaware surviving the Merger as a wholly-owned subsidiary of the Company pursuant to Merger Agreement. In connection with the Merger, former stockholders of i2 Delaware became entitled to receive shares of Common Stock and shares of various classes and series of Preferred Stock constituting up to 88.44% of the voting securities of the Company, assuming the issuance of all contingent consideration such stockholders may become entitled to receive pursuant to the Merger Agreement upon the resolution of a certain legal proceeding pending against i2 Delaware. In connection with the Merger, effective February 26, 2004, (i) the Board of Directors appointed Paul R. Arena, Chief Executive Officer and Chairman of the Board of i2 Delaware, to serve as a director of the Company; (ii) all individuals serving as officers of the Company immediately prior to the Merger resigned their positions with the Company; and (iii) the officers of i2 Delaware were appointed as officers of the Company.

On February 27, 2004, the Company sold substantially all of its operating assets relating to the operations of The Transit Network to InTransit Media in exchange for InTransit Media assuming certain obligations and liabilities relating to such assets, pursuant to Asset Purchase Agreement.

On March 5, 2004, in connection with the Merger and the Asset Sale, the Company changed its name from “Digital Data Networks, Inc.” to “i2 Telecom International, Inc.” and changed its ticker symbol on the over-the-counter electronic bulletin board from “DIDA” to “ITUI”.

On June 3, 2004, all of the Company’s then-outstanding shares of Preferred Stock, including all of the Preferred Stock issued pursuant to the Merger, were converted into shares of Common Stock in accordance with the applicable statement of rights of such Preferred Stock.

On December 8, 2004, the Company relocated its corporate headquarters to Atlanta, Georgia in order to be closer to more technology driven companies and to aide in the Company’s recruitment of technology workers.

As a result of the Merger and the Asset Sale, the Company’s operations now consist of the operations of i2 Delaware. The Company’s operations as currently conducted are described below.

Operations

The Company, through its subsidiary, i2 Delaware, provides low-cost telecommunications services employing next-generation VoIP technology. These operations are based in Atlanta, Georgia, San Mateo, California and China. Through i2 Delaware, the Company controls its own proprietary technology and outsources the majority of its production and service functions with strategic partners. The Company, through i2 Delaware, provides the VoiceStick, micro gateway adapters (InternetTalker(TM)), VoIP long distance and other enhanced communication services to subscribers. The Company’s proprietary technology platform is built to the SIP standard. The Company’s revenue model now includes revenue from the sale of the VoiceStick and other IADs along with recurring monthly subscriptions, call minute termination. The Company believes its proprietary technology provides meaningful advantages as compared to the technology of other VoIP providers particularly in the areas of quality of service, flexibility (i.e., broadband and dial-up capability in the same unit) and ease of use.

The Company’s proprietary technology platform is built to the SIP standard and offers the end user the following primary benefits:

•	near carrier grade quality of service;

•	low cost long distance calling worldwide;

•	broadband access via your laptop with the Company’s VoiceStick;

•	broadband and dial-up technology in the Company’s InternetTalker™ IAD;

•	plug and play technology using traditional phones without professional installation; and

•	unlimited global calling among VoiceStick and InternetTalker™ IAD users with a minimal monthly subscription.

The Company’s management intends is focused solely upon VoIP as the Company’s primary line of business. In addition, the Company’s management is constantly exploring various strategic alternatives, including partnering with other telecommunication companies, both foreign and domestic, and engaging in acquisitions of strategic competitors and/or telecommunication service providers. There can be no assurances that such efforts will be successful. The Company may finance these new business opportunities through a combination of equity and/or debt. If the Company determines to finance these opportunities by issuing additional equity, then such equity may have rights and preferences superior to the outstanding Common Stock, and the issuance of such equity will dilute the ownership percentage of the Company’s existing shareholders. If the Company determines to finance these opportunities by incurring debt, then such debt may not be available to the Company on favorable terms, if at all.

Industry Overview

The VoIP industry has grown dramatically from the early days of calls made through personal computers. VoIP is an alternative technology that can replace services provided by the traditional telephone network. VoIP technology translates voice into data packets, transmits the packets over data networks and reconverts them into voice at the destination. Unlike traditional telephone networks, VoIP does not use dedicated circuits for each telephone call; instead, the same VoIP network can be shared by multiple users for voice, data and video simultaneously. This type of data network is more efficient than a dedicated circuit network because the data network is not restricted by the one-call, one-line limitation of a traditional telephone network. This improved efficiency creates cost savings that can be passed on to the consumer in the form of lower rates or retained by the VoIP provider.

The Company believes that the growth of VoIP has been and continues to be driven primarily by:

•	increasing consumer demand for lower cost phone service;

•	improved quality and reliability of VoIP calls fueled by technological advances, increased network development and greater bandwidth capacity;

•	continuing domestic and international deregulation, opening new market opportunities for VoIP services;

•	new product innovations that allow VoIP providers to offer services not currently offered by traditional phone service companies; and

•	growing demand for long distance communication services driven by the increased mobility of the global workforce.

As a result of these developments, consumers, enterprises and telecommunications providers are continuing to embrace offerings from VoIP providers, such as those offered by the Company. Consumers, particularly in emerging markets, are increasingly using VoIP-enabled services, such as calling cards and Internet Protocol (“IP”) telephones, to realize significant cost savings on long distance calls. Enterprises are significantly reducing telephony expenses by using VoIP to link users within offices and around the world. VoIP enables telecommunications providers to reduce their network costs and to deliver new products and services that cannot be supported by traditional networks.

Competition

Domestically, the long distance market in the United States is highly competitive. The Company faces competition from several much larger providers and numerous similar-sized and smaller providers. This competition is based on price and service offerings, and the Company expects to continue to face competition based on price and service offerings from existing competitors. The principal competitive factors in the market include: price, quality of service, distribution, customer service, reliability, network capacity and the availability of enhanced communications services. Some of the Company’s competitors include AT&T, Inc., MCI, Inc., Sprint, Inc. and Regional Bell Operating Companies such as Southwestern Bell, Inc., all of which offer services and products competitive with the Company’s on the above factors, including offering their own pre-paid calling cards. Some providers, such as Vonage, Inc. and Net2Phone, Inc. offer VoIP services similar to what is offered by the Company.

Internationally, the competitive marketplace varies from region to region. In markets where the telecommunications marketplace has been fully deregulated, the competition continues to increase. Even a newly deregulated market allows new entrants to establish a foothold and offer competitive services relatively easily. Internationally, the Company’s competitors include both government-owned and incumbent phone companies and emerging competitive carriers. As consumers and telecommunications providers have come to understand the benefits that may be realized from transmitting voice over the Internet, a substantial number of companies have emerged to provide VoIP services. The principal competitive factors in the international market include: price, quality of service, distribution, customer service, reliability, network capacity, the availability of enhanced communications services and brand recognition.

Recent Events

The Company introduced the VoiceStick in the fourth quarter of 2004. The VoiceStick is a plug and play, portable key chain-sized device that inserts directly into the USB port of almost any desktop or notebook computer (including PDA’s). The VoiceStick instantly allows the user to make domestic and international long distance calls via the internet, with the use of an included handset. Once the VoiceStick is installed in the USB port, a dial pad display enables the user to call any telephone in the world directly from the computer, using VoIP technology, at a fraction of normal long-distance rates.

Products and Services

The Company is a low cost long distance voice service provider with proprietary products such as the VoiceStick™, InternetTalker™ IAD and other non-proprietary related devices. The InternetTalker™ IAD is a portable micro gateway that combines state-of-the-art chipset design with patent pending architecture and proprietary software to produce performance believed by the Company to be competitive with other VoIP gateway architectures. The Company uses highly optimized micro controllers and mixed signal integrated circuits, resulting in a very inexpensive and efficient communications platform. The quality of service issues common to previous VoIP designs (dropped calls, delays and echoes) have been greatly reduced. The Company’s state-of-the-art echo-canceling technology delivers sound quality comparable to a conventional phone call.

The VoiceStick™ enables users to:

•	make unlimited calls to other subscribers anywhere in the world using the customer’s laptop and a broadband connection;

•	make long distance calls to people who use a normal telephone line using the i2 Delaware least cost routing network that will provide competitive low cost long distance rates; and

•	receive their own DID phone number.

The VoiceStick™ is a plug and play, portable key chain-sized device that inserts directly into the USB port of almost any desktop or notebook computer (including personal data assistants (“PDAs”). The VoiceStick™ instantly allows the user to make domestic and international long distance calls via the internet, with the use of an included handset and DID phone number. Once the VoiceStick™ is installed in the USB port, a dial pad display enables the user to call any telephone in the world directly from the computer, using VoIP technology, at a fraction of normal long-distance rates.

The InternetTalker™ IAD enables users to:

•	make unlimited calls to other subscribers anywhere in the world using the customer’s existing phone (no new or special IP phone required), at no cost other than the initial cost of the InternetTalker™ IAD and the monthly subscription fee;

•	make long distance calls to people who use a normal telephone line using the i2 Delaware least cost routing network that will provide competitive low cost long distance rates; and

•	make VoIP calls on the Company’s i2 Delaware micro gateway adapter.

The InternetTalker™ IAD is the size of a PDA and enables the user to make secure, worldwide phone calls over the Internet. As simple to install as a fax machine, broadband users simply connect their broadband Internet service to the InternetTalker™ IAD and plug in their regular phone. Dial-up customers adapt to the InternetTalker™ IAD through their personal computer (“PC”). Customers then activate their account by visiting the Company’s website and are ready to make calls. The i2 Delaware subscriber can make unlimited free calls to other subscribers located anywhere in the world for the cost of the InternetTalker™ IAD and a nominal monthly subscription fee. The i2 Delaware subscriber can also make global long distance calls to people who use a standard telephone line through the Company’s least cost routing network at highly competitive long distance rates.

The Company plans to introduce other enhanced services and products through its ongoing investment in research and development. The Company is developing wireless connectivity so that there will be no need for a physical cable wire connection for broadband connectivity. This would offer the user complete mobility within the home or office. The Company also released an industry first: Cellular connectivity to the VoIP network through a personal microgateway.

Business Strategy

The Company’s primary objective is to become a leading low cost provider of domestic and international long distance communications services to small to middle market enterprises (“SMEs”), small office/home office (“SOHO”) users and individuals. The following is a summary of the key elements of the Company’s business and growth strategy:

Focus on markets where convenience and cost conscientiousness are key concerns

•	The Company’s VoceStick™ product fills the void in the market where portability, ease of use, and true plug-n-play is almost non existent. The VoiceStick™ allows anyone with a laptop or desktop and broadband access to turn their computer into a soft phone with true plug-n-play capabilities.

•	Utilize multi-tiered indirect distribution channels in international markets -

•	The Company will employ various distribution strategies in order to address its targeted international markets in the most efficient manner possible. Based upon the individual characteristics of each market, the Company will leverage its relationships with retail stores, telephone companies, major OEMs, cable companies, Internet Service Providers (“ISPs”) and distributors.

•	Utilize specific retail channels in the domestic market -

•	Due to the competitive nature of the U.S. market, the Company will concentrate its sales and distribution efforts in a differentiated manner as compared to other VoIP providers using a micro gateway. The Company will leverage retail distribution through VoiceStick subscriptions, then up sell the consumer into other devices. The Company believes this distribution strategy will be an efficient means of targeting the SME and SOHO segments in the U.S.

•	Seek OEM licensing opportunities -

•	The Company is seeking additional licensing agreements with large communications equipment suppliers that would not only pay licensing fees, but would also market the use of the Company’s network services to its customer base.

•	Control introduction of new products and services -

•	The Company believes it will be able to provide more innovative products on an expedited basis because it either owns and controls its proprietary technology or has access to leading edge technologies. The Company plans to introduce many new additional products including (i) an integrated micro gateway with a router which incorporates a full featured router, (ii) a wireless micro gateway which incorporates a wireless Ethernet Bridge card, and (iii) various wireless and cellular applications.

•	Outsource majority elements of production and service delivery -

•	In order to reduce overhead and capital expenditure requirements, the Company will continue to rely largely upon outsourcing with best of breed strategic partners.

Sales and Marketing

The Company’s sales and marketing efforts are primarily focused on the domestic market. The Company is in various stages of discussions with numerous retailers to carry the VoiceStick™. The primary target audience for the VoiceStick is those needing a second line, users of international telephony and individuals with access to broadband. The Company is also focused on the international markets with an emphasis on Asia Pacific, Central and South America as well as Europe. Additionally, the Company believes that foreign markets have the highest cost of long distance service and thus provide one of the best opportunities for the Company to offer significant cost savings to end users. To reach the end user segment, the Company will utilize an indirect sales strategy that leverages strategic relationships with telephone companies, major OEMs, cable companies, ISPs and distributors.

Since the United States is the most price competitive market, the Company is targeting the U.S. market through a differentiated approach of retail channels, agents and selected OEMs.

Customer Service

The Company’s customer support center is outsourced to Verso Technologies, Inc. and will provide Tier 1 and Tier 2 support with established escalation procedures and associated response metrics. Tier 3 support will be maintained through the Company’s engineering office in California. The plan is to eventually offer 24/7 customer support services to further refine quality of service. Pursuant to its overall business strategy, the Company may elect to outsource this function in the future.

The Company seeks to develop a website that will serve as both a showroom and a customer information access point. The website is the cornerstone for domestic and international information retrieval, the service plans and call rates for specific countries as well as frequently asked questions. It will also function as a full e-commerce site through its ability to support provisioning, account set up, the addition of pre-paid minutes to accounts, account status and account inquiry.

The Company will implement a variety of methods in order to target online customers to visit its website and make a purchase. Banner advertisements on key portals or high traffic websites and search engines are expected to provide the Company with a web presence. The Company intends to use qualified e-mail solicitations with limited time discounted offers and bargain deals to drive its message into the inbox of potential clients. An online viral marketing campaign will also be designed to create awareness and drive sales from the website.

Manufacturing

The Company outsources the manufacturing of its InternetTalker™ IAD through Solectron Corporation in Shanghai, China. Solectron Corporation is one of the largest manufacturers of electronic products globally. i2 Delaware believes that is has negotiated a favorable, low cost manufacturing contract that leverages Solectron Corporation’s purchasing power and global scale. The Company has also identified alternative sources of production. For the VoiceStick™, the Company procures the flash memory USB stick from commercial vendors then programs the devices with its proprietary and licensed 3rd party software. The units are assembled and programmed in the U.S.

Employees

As of March 15, 2005, the Company had 32 employees, of whom 23 are located at its headquarters in Atlanta, Georgia, seven are located at its engineering facility in San Mateo, California, and two are located in Beijing, China. All of such employees provide services in connection with the operations of the Company’s subsidiary, i2 Delaware.

PROPERTIES

The Company leases approximately 6,100 square feet in Atlanta, Georgia for its corporate operations, 100 square feet in suburban Atlanta for its Network Operation Center and approximately 3,500 square feet in San Mateo, California for its engineering center at a monthly rent of $9,092, $5,837 and $5,202, respectively. The Company is obligated under these leases until they terminate in 2007, 2006 and 2006, respectively.

As of March 15, 2005, the Company’s future minimum lease obligations under the Company’s operating leases are as follows:

December 31, 2005	$215,580
December 31, 2006	$179,959
December 31, 2007	$37,891
December 31, 2008	$-0-
December 31, 2009	$-0-

$425,431

The Company believes that its leased facilities are adequate to meet its current needs and that additional facilities are available to the Company to meet its expansion needs for the foreseeable future.

LEGAL PROCEEDINGS

From time to time, the Company may be involved in litigation with customers, vendors, suppliers and others in the ordinary course of business, and a number of claims may exist at any given time. All such existing proceedings are not expected to have a material adverse impact on the Company’s results of operations or financial condition. In addition, the Company, or its subsidiary, i2 Delaware, is a party to the proceedings discussed below.

On June 30, 2003, the Company filed a demand for arbitration against the former majority owner of SuperCaller Community, Inc., a Delaware Corporation acquired by i2 Delaware in September 2002 (“SuperCaller”), seeking damages in the amount of $452,250, which represents the amount of liabilities exceeding the $400,000 threshold as of September 17, 2002 permitted by the purchase agreement pursuant to which i2 Delaware acquired SuperCaller.

On December 22, 2003, Darius Mostowfi, Teng Lew Lim, Fung Chee Lim and Teng Howe Lim, former stockholders of SuperCaller, filed a lawsuit against i2 Delaware in the United States District Court for the Northern District of California, San Francisco Division. The plaintiffs allege that i2 Delaware and certain of its affiliates and representatives deceived the plaintiffs into selling SuperCaller to i2 Delaware, among other things. Management believes the suit has no merit and plans to vigorously defend the lawsuit. As of February 28, 2005, the outcome of the lawsuit is uncertain. Therefore, no loss or liability has been recorded in the Company’s financial statements.

On February 24, 2005, the Company entered into a Settlement Agreement with Anthony F. Zalenski (the “Settlement Agreement”) pursuant to which the Company agreed to pay no later than April 10, 2005 to Mr. Zalenski the sum of $130,000 and to Mr. Zalenski’s legal counsel the sum of $20,000 in exchange for the settlement of all claims against the Company set forth in that certain Statement of Claim dated November 30, 2004 filed by Mr. Zalenski with the American Arbitration Association (the “Statement of Claim”). The Statement of Claim alleges that the Company breached that certain Employment Agreement between i2 Delaware and Mr. Zalenski dated June 1, 2002, and subsequently amended on June 1, 2003 and December 25, 2003, and seeks, among other things, certain monetary damages for deferred compensation, severance payments and vacation pay in an aggregate amount of approximately $1.1 million. Mr. Zalenski served as the Company’s President and Chief Operating Officer from February 26, 2004 through September 2, 2004, and as a member of the Company’s Board of Directors from April 21, 2004 through September 22, 2004.

On October 21, 2004, a former employee of the Company filed a lawsuit against the Company in the Tenth Judicial Circuit Court for Hillsborough County, State of Florida, Civil Division. The plaintiff is alleging breach of his employment contract and is seeking damages for amounts that the plaintiff claims are owed to him but have yet to be paid upon his resignation from the Company. The Company believes that the amount of potential loss is immaterial.

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. The Company’s management currently believes that resolution of such matters will not have a material adverse impact on the Company’s financial position, results of operations or cash flows.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information, as of April 15, 2005, concerning each of the directors and executive officers of the Company. Each of the individuals listed as a director below shall serve as a director of the Company until the Company’s next annual meeting of shareholders and until their successors have been elected and qualified, or until their resignation, death or removal. Each of the individuals listed below as executive officers shall serve in such offices until removed by the Board of Directors, subject to applicable employment agreements.

Name	Age	Position
Paul R. Arena	46	Director, Chief Executive Officer, President, Chairman of the Board and Secretary

David C. Burns	43	Chief Financial Officer

James Rose	49	Chief Technology Officer

Douglas F. Bender	55	General Manager, Senior Vice President Business Development

Jerome A. Lumpkin	47	Senior Vice President American Sales

Audrey L. Braswell	75	Director

Robert F. Hussey	56	Director

Bernard R. Kossar	73	Director

Louis Libin	46	Director

Hubert G. Phipps	47	Director

Certain additional biographical information concerning the individuals named above is set forth below. Except as set forth below, each of the executive officers and directors has been engaged in his principal occupation during the past five years.

Paul R. Arena, Chairman, Chief Executive Officer and President

Mr. Arena has served as a director, Chief Executive Officer, Chairman of the Board and Secretary of the Company since February 2004 and President since September 2004. Furthermore, Mr. Arena served as President of the Company from September 2004 to March 2005. Mr. Arena was the founder of i2 Delaware and has served as Chairman of the Board and Chief Executive Officer of i2 Delaware since i2 Delaware’s inception in February 2002. From April 2000 to the present, Mr. Arena has been Chairman and Chief Executive Officer of AIM Group, Inc., a holding company specializing in materials for the wire and cable industry. In July 1994, Mr. Arena founded Cereus Technology Partners, Inc. (“Cereus”), a publicly traded technology company. Mr. Arena served in an executive capacity with Cereus and its predecessor companies, including Chairman and Chief Executive Officer, from May 1991 to April 2000. From June 1990 to May 1991, Mr. Arena was a financial business consultant. From February 1988 to January 1990, he served as a Senior Vice President and partner of Gulfstream Financial Associates, Inc., a subsidiary of the Kemper Group.

David Burns, Chief Financial Officer

Mr. Burns has served as Chief Financial Officer of the Company since September 2004. From March 2004 until September 2004, Mr. Burns served as Vice President of Finance of the Company. From January 2000 to November 2002, Mr. Burns served as Managing Partner and Chief Financial Officer of Tego Communications, Inc., an in-building wireless infrastructure firm. From March 1997 to January 2000, Mr. Burns served as Managing Director of Mergers and Acquisitions of SBA Communications, Inc., a wireless communications infrastructure company. From May 1990 to December 1994, Mr. Burns worked at Goldman Sachs, Inc., a New York based investment bank. From January 1995 to February 1997, Mr. Burns served as Managing Director of Merger and Acquisitions of Baxter Fentriss & Company, an investment bank. Mr. Burns started his career with Ernst and Young in public accounting.

James Rose, Chief Technology Officer

Mr. Rose has served as the Company’s Chief Technology Officer since April 5, 2005, and served as a consultant to the Company from October 2004 through March 4, 2005, when he became an employee of the Company. Mr. Rose has over 20 years of experience in the telecommunications industry. From April 2002 to March 2005, Mr. Rose was Partner/Consultant for RKP Steering Group, a consulting and investment firm focused exclusively on the telecommunications industry. From December 2000 to March 2002, Mr. Rose served as Executive Vice President, Chief Operating Officer and Chief Technology Officer - US and Europe, of Rapid Link Communications, a provider of internet-based communications services. From January 1998 to December 2000, Mr. Rose served as Executive Vice President - Operations and Engineering, and Chief Operating Officer of LDI Netnet, a provider of telecommunications services in the U.S. and Europe. From May to December 1998, Mr. Rose served as Vice President - Operations and Engineering of TotalTel Communications, Inc., a small to medium enterprise long distance provider. From December 1994 to April 1998, Mr. Rose served as Director of Operations and Engineering of IXC Communications, Inc., a long-distance telecommunications company. Prior to his executive experience, Mr. Rose was part of engineering and operations teams at multiple communications companies including MCI Telecommunications, Inc.

Douglas F. Bender, General Manager and Senior Vice President of Business Development

Mr. Bender has served as General Manager and Senior Vice President of Business Development of the Company since February 2004. Furthermore, Mr. Bender has served as General Manager and Senior Vice President of Business Development of i2 Delaware since November 2002. Mr. Bender is responsible for the Company’s California operations, which include engineering and manufacturing. From October 1999 to September 2002, Mr. Bender co-founded and served as Vice President of Business Development for RealVue Simulation Technologies, a simulation technology company in the business of developing complex equipment simulations for commercial and industrial manufacturers. From February 1999 to January 2000, Mr. Bender served as Vice President of Engineering for Splash Technologies, a color solutions technology company supplying the commercial and OEM color print controller markets. From October 1992 to January 1999, Mr. Bender served as Vice President of Engineering and Operations for Western Development Laboratories (later acquired by Lockheed Martin), a communications company focused in the hi-speed digital satellite and medical radiology markets. Mr. Bender started his career working for TRW as a software engineer, progressing to project manager and subsequently to Business Area Director.

Jerry A. Lumpkin, Senior Vice President of Americas Sales

Mr. Lumpkin has served the Company as Senior Vice President of Americas Sales since February 2004. Furthermore, Mr. Lumpkin has served as Senior Vice President of Americas Sales of i2 Delaware since September 2003. From May 2002 to August 2003, Mr. Lumpkin served as General Manager – GoldMine brand and Sr. Vice President of Marketing-Worldwide of FrontRange Solutions, Inc., a market leader in customer relationship management (“CRM”) and IT service management software (“ITSM”). From April 1999 to May 2002, Mr. Lumpkin served first as Sr. Vice President – Product Management and subsequently as Sr. Vice President of Marketing - North America of Ingram Micro., Inc., a Fortune 100 global wholesale IT distributor. From February 1997 to April 1999, Mr. Lumpkin served as Vice President of Marketing of Synnex Information Technologies, a company specializing in the sales, distribution, assembly, and configuration of computer products and systems. From March 1996 to February 1997, Mr. Lumpkin served as Vice President of Marketing & Product Management of Boca Research, Inc., a computer product peripheral manufacturer. From April 1987 to March 1996, Mr. Lumpkin served respectively in the following positions for Gates/Arrow Distributing, Inc., a division of Arrow Electronics Inc., the world’s largest distributor of electronic components and computer products to government and commercial clients: Sales Representative, Novell Product Manager, Director of Merchandising, Vice President – Marketing. Mr. Lumpkin started his career with Gower Corporation in sales and project management.

Dr. Al Braswell, Director

Dr. Braswell has served as a director of the Company since June 2004 and a director of i2 Delaware since February, 2002. Since 1974, Dr. Braswell has served as President and owner of Vista Pacifica Enterprises, Inc., an operator of several health care facilities in California. For the past 35 years, Dr. Braswell has been engaged in various levels of health, education, and social assistance activities. Dr. Braswell is also a real estate developer of residential, commercial and industrial properties.

Robert F. Hussey, Director

Mr. Hussey has served as a director of the Company since November 1997. Mr. Hussey was President and CEO of MetroVision of North America, Inc., a niche cable television company, from February 1991 until April 1997, when the company was sold. Mr. Hussey has been a director of Vennworks since May 1993, Nur Macroprinters Ltd. since December 1997, New World Power since April 2000, Digital Lightwave since August 2000, H.C. Wainwright & Co. since July 2001 and Butler International, Inc. since July 2003.

Bernard Kossar, Director

Mr. Kossar has served as a director of the Company and a member of the Audit Committee since April 21, 2004. Mr. Kossar has also served as a director of i2 Delaware since February, 2003. From 1988 to 1994, Mr. Kossar served as Chairman of the Board and Chief Executive Officer of OW Office Warehouse, Inc., an office supply company, which was later sold to the Office Max Division of K-Mart Corporation in 1994. From 1986 to 1987, Mr. Kossar served as Chairman of the Board and Chief Executive Officer of HQ Home Quarters, Inc., which Mr. Kossar purchased from NYSE listed W.R. Grace, Inc. and later sold to Hechinger’s, Inc. in 1988. From 1982 to 1986, Mr. Kossar served as a Senior Vice President of W.R. Grace, Inc. retail group that had eight operating subsidiaries with annual sales in excess of $1.5 billion. During 1981, Mr. Kossar served as President and Chief Operating Officer of Regal Accessories and Special Advisor to the Chairman and Chief Executive Officer of Great Atlantic & Pacific Tea Company. From 1978 to 1980, Mr. Kossar served as President and Chief Operating Officer of Vornado, Inc., a NYSE listed company engaged in various real estate holdings. From 1965 to 1978, Mr. Kossar was the President and Chief Operating Officer of Franklin Stores, Inc., a NYSE listed company with 278 ladies apparel and discount department store locations nationally. Mr. Kossar practiced law with the firm of Van Buren, Schreiber & Kaplan from 1960 to 1965. Mr. Kossar currently serves as a member of the Board of Directors of the Tel-Aviv Foundation - American Committee, a Trustee of Syracuse University, a member of the Advisory Board and guest lecturer for the Syracuse University School of Management and a member of the Advisory Board for Syracuse University College of Law.

Louis Libin, Director

Mr. Libin has served as a director of the Company since December 2004. Mr. Libin is the founder, president and chief executive officer of Broad Comm, Inc., a consulting group specializing in technology and telecommunications. His clients at Broad Comm have included General Electric, ABC, NBC, CBS, Turner Broadcasting, CNN, Thomson, and the International Olympic Committee. Before founding Broad Comm in 1996, Mr. Libin was director of engineering, and chief technology officer for NBC (1983-1996), and he previously held senior management position with the Unisys Corporation. He was also a founder of an interactive television company; and a public safety technology software company.

Hubert Phipps, Director

Mr. Phipps has served as a director of the Company since June 2004 and has served as a director of i2 Delaware since October 2003. From 1996 to 2001, Mr. Phipps served as President, Chief Executive Officer and owner of Fedco Drugs, Inc., a regional drugstore chain. From 1989 to 1995, Mr. Phipps served as President, Chief Executive Officer and owner of Investor’s Real Estate Network, Inc., a real estate brokerage firm located in West Palm Beach, Florida that sold residential and commercial properties.

There are no family relationships among any of the officers and directors of the Company. Except as disclosed above, no arrangement or understanding exists between any director or officer and any other person pursuant to which any director or officer was selected to serve as a director or officer. To the best of the Company’s knowledge, (i) there are no material proceedings to which any director or officer of the Company is a party, or has a material interest, adverse to the Company; and (ii) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any of the directors or officers during the past five years.

DIRECTOR AND EXECUTIVE COMPENSATION

Director Compensation

As compensation for board fees and for rendering extraordinary service to the Company in 2003, in January 2004, the Board of Directors awarded each then-serving director of the Company, James F. Biagi, Robert F. Hussey and Donald B. Scott, 100,000 shares of Common Stock.

Executive Compensation

The following table sets forth certain information regarding cash and non-cash compensation paid by the Company during each of the Company’s last three fiscal years to the Company’s Chief Executive Officer and the other most highly compensated executive officers of the Company whose annual compensation exceeded $100,000 during the fiscal year ended December 31, 2004 (the “Named Persons”).

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Awards Securities Underlying Options
Paul R. Arena, Chairman &	2004	$206,750	$-0-	-0-
Chief Executive Officer	2003	11,250	-0-	-0-
	2002	56,855	-0-	-0-

Donald F. Scott	2004	$-0-	$-0-	-0-
Former Chief Executive Officer (1)	2003	-0-	9,000	-0-
	2002	-0-	10,000	-0-

Anthony F. Zalenski, Former President &	2004	$174,767	$-0-	-0-
Chief Operating Officer (2)	2003	40,057	-0-	-0-
	2002	69,776	-0-	-0-

Douglas F. Bender, General Manager &	2004	$120,399	$-0-	-0-
Vice President	2003	60,135	-0-	-0-
	2002	3,958	-0-	-0-

Jerry A. Lumpkin, Vice President	2004	$107,632	$-0-	-0-
North American Sales	2003	18,462	-0-	-0-
	2002	-0-	-0-	-0-

(1)	Mr. Scott served as Chief Executive Officer of the Company until February 26, 2004. Mr. Scott also received $9,000 and $10,000 as payment of board fees for services performed by him during 2002 and 2001, respectively, in his capacity as a director. Mr. Scott ceased serving as a director of the Company on April 15, 2004.
(2)	Mr. Zalenski served as President and Chief Operating Officer of the Company until September 2, 2004.

Option Grants in Last Fiscal Year

During the year ended December 31, 2004, the Company did not grant any options to its Named Executive Officers.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning the value at December 31, 2004, of the unexercised options held by each of the Named Executive Officers. The value of unexercised options reflects the increase in market value of the Common Stock from the date of grant through December 31, 2004. No Named Executive Officer exercised any options during the year ended December 31, 2004.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Paul R. Arena	1,255,678	372,053	$303,157	$100,454
Donald F. Scott	0	0	$0	$0
Anthony Zalenski	786,183	708,672	$212,269	$191,341
Douglas Bender	609,015	221,460	$164,434	$59,794
Jerome Lumpkin	549,771	379,761	$130,500	$102,536

(1)	Value of the Company’s unexercised, in-the-money options based on the average of the high and low price of a share of the Common Stock as of December 31, 2004, which was $.70.

Employment Agreements

The Company has entered into employment agreements with its Named Executive Officers as follows:

On June 1, 2002, the Company entered into an employment agreement with Paul R. Arena. Mr. Arena’s position is Chief Executive Officer and the term of his agreement is for three years and carries a base compensation of $206,250 until the Company becomes cash flow positive at which point Mr. Arena’s salary will increase to $275,000.

On November 18, 2002, the Company entered into an employment agreement with Douglas F. Bender. Mr. Bender’s position is General Manager and Senior Vice President-Business Development and the term of his agreement is for three years and carries a base compensation of $136,000 until the Company becomes cash flow positive at which point Mr. Bender’s salary will increase to $148,000.

On October 6, 2003, the Company entered into an employment agreement with Jerry Lumpkin. Mr. Lumpkin’s position is Senior Vice President- North American Sales and the term of his agreement is for three years and carries a base compensation of $130,000 until the Company becomes cash flow positive at which point Mr. Lumpkin’s salary will increase to $180,000.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information regarding the beneficial ownership of Common Stock as of April 15, 2005, by (i) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each director; (iii) each Named Executive Officer; and (iv) all executive officers and directors of the Company as a group. All beneficial ownership information reported below is based upon publicly available information and certain additional information known to the Company.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner(2)	Number of Shares of Common Stock		Percentage of Class(3)
Paul R. Arena‡ †	4,720,232	(4)	12.5%
Audrey L. Braswell†	3,690,329	(5)	9.8
Hubert G. Phipps†	3,712,602	(6)	10.1
Bernard Kossar†	3,280,925	(7)	8.5
Anthony F. Zalenski	2,272,661	(8)	6.1
Douglas F. Bender ‡	926,056	(9)	2.5
Jerome A. Lumpkin‡	766,031	(10)	2.1
Robert F. Hussey†	547,134		1.5
Donald F. Scott	250,135		*
James Rose‡	100,000	(11)	*
David C. Burns ‡	0		*
Louis Libin†	0		*
All executive officers and directors as a group (10 persons)	17,743,309	(12)	47.4

†	Director of the Company
‡	Officer of the Company
*	Less than 1% of the issued and outstanding shares of the Common Stock.

(1)	Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of April 15, 2005, are treated as outstanding only when determining the amount and percentage owned by such individual or group.

(2)	The address of each executive officer and director of the Company is 1200 Abernathy Road, Suite 1800 Atlanta, Georgia 30328.

(3)	In accordance with regulations of the SEC, the percentage calculations are based on 36,411,159 shares of Common Stock issued and outstanding as of April 15, 2005, plus shares of Common Stock which may be acquired within 60 days of April 15, 2005, by each individual or group listed.

(4)	Includes (i) 60,890 shares of Common Stock held by Mr. Arena’s wife, (ii) 83,712 shares of Common Stock held in trust for the benefit of Mr. Arena’s children, and (iii) 1,255,678 shares of Common Stock issuable upon exercise of certain options and warrants

(5)	Represents (i) 2,408,007 shares of Common Stock owned by Braswell Enterprises, L.P., of which Dr. Braswell is a general partner, and (ii) 1,282,322 shares of Common Stock issuable upon exercise of certain options and warrants.

(6)	Includes 190,000 shares of Common Stock issuable exercise of certain options and warrants.

(7)	Represents (i) 819,402 shares of Common Stock held by Millennium Partners, L.P., over which Mr. Kossar exercises voting and dispositive power, (ii) 468,383 shares of Common Stock held in a grantor annuity trust over which Mr. Kossar exercises voting and dispositive power, and (iii) 1,993,140 shares of Common Stock issuable upon the exercise of certain options and warrants.

(8)	Includes 786,183 shares of Common Stock issuable upon exercise of certain options and warrants.

(9)	Includes 609,015 shares of Common Stock issuable upon exercise of certain options and warrants.

(10)	Includes 550,107 shares of Common Stock issuable upon exercise of certain options and warrants.

(11)	Represents 100,000 shares of Common Stock issuable upon exercise of certain options.

(12)	Includes 6,045,262 shares of Common Stock issuable upon the exercise of certain options and warrants.

Certain Relationships and Related Transactions

At December 31, 2003, the Company had a receivable from Mr. Hussey, a director of the Company, in the amount of $71,925, pursuant to the terms of a 5% promissory note. The note was collateralized by shares of Common Stock owned by Mr. Hussey. During 2002, the Company recorded a reserve for uncollectibility for the full amount of the note and accrued interest. In March 2003, pursuant to an arrangement with Mr. Hussey, the Board of Directors awarded a $70,000 consulting fee (to be applied to the note, which had a balance at the time of this award of approximately $69,200) for services in finding a reverse merger candidate for the Company and consummating the reverse merger transaction prior to September 30, 2003. This arrangement was subsequently extended to September 30, 2004. Pursuant to the terms of the arrangement, if the Company did not consummate a reverse merger transaction by September 30, 2004, the $70,000 note would become due and payable to the Company on such date. The Company consummated a reverse merger on February 26, 2004.

In February 2004, the Company issued the following shares of Common Stock to directors of the Company as payment for board fees for 2003 and in recognition of the extraordinary service rendered by such directors to the Company during 2003: (i) 100,000 shares of Common Stock to Mr. Scott, a then director and executive officer of the Company; (ii) 100,000 shares of Common Stock to Mr. Biagi, Jr., a then director and officer of the Company; and (iii) 100,000 shares of Common Stock to Mr. Hussey, a director of the Company.

In February 2004, the Company also issued the following shares of Common Stock to certain executive officers of the Company in recognition of the extraordinary service rendered by such officers to the Company during 2003: (i) 25,000 shares of Common Stock to Richard J. Boeglin, then Vice President of Finance and Operations and Chief Financial Officer of the Company; and (ii) 25,000 shares of Common Stock to Susan E. Hassel, then Vice President—Sales of the Company.

In February 2004, the Company paid the following bonuses and issued the following shares of Common Stock to the directors of the Company as payment for board fees for January 2004 and in recognition of the extraordinary service to the Company rendered by such directors in 2004: (i) to Mr. Scott, Jr., 150,135 shares of Common Stock and a $40,000 bonus; (ii) to Mr. Biagi, Jr., 150,134 shares of Common Stock; and (iii) to Mr. Hussey, 150,134 shares of Common Stock and a $70,000 bonus. These awards of stock and bonus were subject to the execution of the Merger Agreement.

In January of 2005, Al Braswell and Hubert Phipps, both members of the Board of Directors, agreed to provide short term loans to the Company in the amounts of $49,500 and $100,000 respectively. As of March 28,

2005, the Company has paid back the loan made by Mr. Braswell and Mr. Phipps. In connection with such loans, the Company issued to Mr. Braswell and Mr. Phipps warrants to purchase 20,000 shares and 65,000 shares of Common Stock, respectively, in lieu of interest on such loans. The warrants have an exercise price of $.96 per share and are exercisable immediately for a three-year period.

On April 7, 2005, Mr. Phipps loaned the Company an additional $250,000 and, in connection therewith, the Company issued to Mr. Phipps (i) a promissory note in principal amount of $250,000; and (ii) a three-year warrant to purchase 125,000 shares of Common Stock, exercisable in its entirety on the date of grant at an exercise price of $1.00 per share. The note accrues interest at a rate of 8% per annum, and all principal thereunder and accrued interest thereon is payable no later than July 6, 2005. In connection with the issuance of the warrant, the Company entered into a Registration Rights Agreement with Mr. Phipps pursuant to which the Company granted to Mr. Phipps certain “piggy-back” registration rights with respect to the shares of the Common Stock underlying the warrant.

The Company believes that the foregoing transactions with its officers and directors were on terms no less favorable than could have been obtained from independent third parties. There are no material relationships between the Company and its directors or executive officers except as previously discussed herein. In the ordinary course of business and from time to time, the Company and its affiliates and subsidiaries may do business with each other.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

During 2003, the Company generated revenue in the advertising industry through its Transit Network operation, which sold advertising on its digital information network. During 2003, the Transit Network’s digital information network consisted of a network of computerized electronic displays that delivered information, both text and graphics, to riders on-board public transit vehicles, utilizing an FM subcarrier signal to transmit the data. During 2003, the Transit Network operated its digital information network on the DART bus and rail system.

On February 26, 2004, a wholly-owned subsidiary of the Company merged with and into i2 Delaware, whereby i2 Delaware became a wholly-owned subsidiary of the Company. In connection with the Merger, the former stockholders of i2 Delaware became entitled to receive shares of the Company’s Common Stock and Preferred Stock constituting up to 88% of the Company’s voting securities, assuming the issuance of all contingent consideration which such stockholders may become entitled to receive based upon the outcome of certain pending litigation against i2 Delaware.

On February 27, 2004, the Company consummated the Asset Sale whereby it sold substantially all of its operating assets relating to the operation of the InTransit Network to InTransit Media in exchange for InTransit Media assuming certain liabilities and obligations relating to such assets.

On March 5, 2004, the Company changed its name from “Digital Data Networks, Inc.” to “i2 Telecom International, Inc.” and changed its ticker symbol on the over the counter bulletin board from “DIDA” to “ITUI”.

As a result of the Merger and the Asset Sale, all of the operations of the Company now consist of the operations of its wholly-owned subsidiary, i2 Delaware. i2 Delaware is a low-cost telecommunications service provider employing next-generation VoIP technology with operations based in Atlanta, Georgia, San Mateo, California and China. i2 Delaware controls its own proprietary technology and outsources its production and service functions with strategic partners. i2 Delaware provides micro gateway adapters (VoiceStick™ and InternetTalker™), VoIP long distance and other enhanced communication services to subscribers. i2 Delaware’s proprietary technology platform is built to the Session Initiation Protocol standard. i2 Delaware’s revenue model is multi-faceted and includes prepaid revenue from the sale of its InternetTalker™ integrated access device, recurring monthly subscriptions, call minute terminations, and original VoiceStick™ and equipment manufacturer royalties.

The audited financial statements for i2 Delaware as of and for the period ended December 31, 2004 are included elsewhere in this Annual Report.

Results of Operations

2004 Compared to 2003

The Company’s revenues increased from $146,665 to $547,656 during the year ended December 31, 2004, as compared to the prior year. The increase in revenue was due to a continued increase in traffic on the Company’s network for handling long distance calls, coupled with an increase in the number of IAD’s sold in 2004 as compared with 2003.

Cost of Goods Sold increased from $395,251 in 2003 to $565,225 in 2004. This increase is attributable to the increased sales of both IAD’s and a greater amount of long distance minutes used by the Company’s customer base.

Gross Loss for the year ended December 31, 2004 was $17,569 compared to $248,586 at December 31, 2003. The improvement in our gross profit is due to an increase in sales of higher margin long distance minutes in 2004 as compared to 2003 which had a larger make-up of sales of our lower margin IAD unit.

Total operating expenses increased from $4,917,163 to $6,675,769 in 2004 as compared to 2003 as the Company continued to develop its business model by adding additional network capacity and increasing the number of employees in network operations and sales and marketing. For example, the Company’s SG&A expenses increased from $3.3 million in 2004 from $2.1 million in 2003. One of the main drivers in the SG&A increase was in addition of five employees in sales, product development, operations and customer service. Additionally, the Company increased it sales and marketing expenditures to $1.1 million in 2004 as compared to $817,000 in 2003. This increase is part of the Company’s continued focus on expanding its market and educating the consumer on the Company’s products.

The Company’s operating loss from continuing operations was $6,693,314 for 2004 as compared to $5,493,729 in 2003. The increased loss was driven by an increase in operating expenses of approximately $1,758,606 year over year, and as described above.

Changes in the Company’s other expenses are as follows:

	For the year ended December 31,
	2004	2003	Percentage Change

Interest Income	3,044	7,272	-138.90%
Interest & Dividend (Expense)	(30,070)	(217,252)	-193.38%
Gain on Forbearance of Debt	27,643	0	N/A
Loss on Disposal of Assets	(593)	0	N/A
Loss on Subscription List	0	(118,000)	N/A

Total Other Income (Expenses)	24	(327,980)	N/M

Series D Preferred Stock Dividend Paid	(43,980)	(0)	N/M

Interest expense decreased due to the conversion of the Company’s Series A1 and A2 interest bearing Preferred Stock.

Financial Condition, Liquidity and Capital Resources

For the years ended 2004 and 2003, the Company’s net cash used in operating activities for 2004 was $5,886,805 as compared to $4,391,725 used in operating activities during 2003. The increase in cash used in operating activities resulted from an increased net loss of approximately $1,200,000 between 2004 and 2003, coupled with a decrease in stock compensation of approximately $700,000, offset with an increase in accounts payable of approximately $500,000. Net cash used in investing activities in 2004 was $703,989 as compared to $977,345 in 2003. The decrease in net cash used in investing activities was due to less equipment purchases of approximately $205,000. Net cash provided by financing activities was $6,150,500 in 2004 and $6,039,012 in 2003. The increase in cash provided by financing activities was due to the payment of notes of approximately $150,000 and an increase in dividends paid of $43,000 in 2004 as compared with 2003.

Proceeds from exercise of stock options and warrants provided cash of $210,247 in 2004 as compared to zero in 2003.

The Company has no current commitments or obligations for future capital expenditures. A summary of the Company’s debt and lease obligations at December 31, 2004 are as follows:

	Obligations payable in
	Less than 1 year	1 to 3 years	Total
Debt	$100,000	$-0-	$100,000
Leases	215,580,	217,850	433,430

	$315,580	$217,850	$533,430

The Company has experienced net losses and negative cash flows from operations and has an accumulated deficit at December 31, 2004 of approximately $13.7 million. The ability of the Company to generate positive cash flows from operations and net income is dependent, among other things, on market conditions, the recovery of recorded assets, cost control, identifying and securing additional revenue sources, and the Company’s ability to raise capital under acceptable terms. As noted in an explanatory paragraph in the Report of Independent Certified Public Accountants on the Company’s consolidated financial statements, these conditions raised substantial doubt about the Company’s ability to continue as a going concern.

Critical Accounting Policies

The policies identified below are considered as relatively critical to the Company’s business operations and the understanding of the Company’s results of operations. The impact and any associated risks related to these policies on the Company’s business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to the Financial Statements included in this Annual Report. Preparation of this Annual Report on Form 10-KSB requires the Company to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. There can be no assurance that actual results will not differ from those estimates.

Accounting for the Reverse Merger

On February 27, 2004, subsequent to the Merger, the Company sold substantially all of its operating assets relating to its digital information network to InTransit Media. Pursuant to the Asset Purchase Agreement, the assets were exchanged for InTransit Media assuming certain liabilities and obligations relating thereto.

The Merger and Asset Sale are being accounted for as a transfer and exchange and are considered merely a change in legal organization and not a change in the entity. Therefore, all assets and liabilities are transferred at historical cost and the gain on sale of assets is not included in the statements of operations and cash flows for the year ending December 31, 2004.

As of the date of the Merger, the Company’s accumulated deficit was $13,700,794. In accounting for the Merger, the accumulated deficit of the Company has been eliminated. The balance of accumulated deficit as of the end of the period represents the accumulated deficit of i2 Delaware since inception. The other capital accounts, including common stock, preferred stock and additional paid-in capital represents the stock issued by the surviving corporation. The write-off the Company’s accumulated deficit has been adjusted by a reduction to the other capital accounts starting with additional paid-in capital, then preferred stock, and the balance against common stock. Since the Company had no outstanding preferred stock prior to the Merger, the preferred stock of the Company has been reduced to zero.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), as amended by SAB 101A and 101B. SAB 101 requires that four basic criteria must be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services rendered; (iii) the fee is fixed and determinable; and (iv) collectibility is reasonably assured. Determination of criteria (iii) and (iv) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected. The Company has concluded that its revenue recognition policy is appropriate and in accordance with accounting principles generally accepted in the United States of America and SAB No. 101.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for financial impairment and continues to evaluate them as events or changes in circumstances indicate that the carrying value of such assets may not be fully recoverable. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flows from an asset is less than its carrying value. In that event, a loss is recognized for the amount by which the carrying value exceeds the fair value of the long-lived asset. The Company has not recognized any impairment losses.

Recent Accounting Pronouncements

New Accounting Pronouncements - In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities - an interpretation of ARB No. 51”. This interpretation addresses the consolidation of variable interest entities (“VIEs”) and its intent is to achieve greater consistency and comparability of reporting between business enterprises. It defines the characteristics of a business enterprise that qualifies as a primary beneficiary of a variable interest entity. In December 2003, the FASB issued a modification to FIN 46, titled FIN 46R. FIN 46R delayed the effective date for certain entities and also provided technical clarifications related to implementation issues. In summary, a primary beneficiary is a business enterprise that is subject to the majority of the risk of loss from the VIE, entitled to receive a majority of the VIE’s residual returns, or both. The Company adopted FIN No. 46 on January 1, 2004 and determined that it did not have an impact to its financial statements.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This statement clarifies and defines how certain financial instruments that have both the characteristics of liabilities and equity be accounted for. Many of these instruments that were previously classified as equity will now be recorded as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and must be adopted for financial statements issued after June 15, 2003. As of December 31, 2004, the Company has not identified any financial instruments that fall within the scope of SFAS No. 150, thus the adoption of SFAS No.1 50 does not have a material impact on the accompanying financial statements or results of operations.

In April 2003, the FASB issued SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies the accounting for and reporting of derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. SFAS No. 149 is effective for contracts entered into after June 30, 2003. As of December 31, 2004, the Company has not identified any financial instruments that fall within the scope of SFAS No. 149, thus the adoption of SFAS No. 149 does not have a material impact on the accompany consolidated financial statements or results of operations.

In December 2003, the Securities and Exchange Commission issued SAB No. 104 “Revenue Recognition”. This SAB revises or rescinds certain portions of interpretative guidance included in Topic 13 of the codification of staff accounting bulletins. These changes make SAB 104 guidance consistent with current accounting regulations promulgated under U.S. generally accepted accounting principles. The adoption of SAB No. 104 did not have a material impact on the accompanying financial statements or results of operations.

In September 2004, the FASB reached a final consensus on Emerging Issues Task Force (EITF) Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” that contingently convertible debt instruments will be subject to the if-converted method under SFAS 128 “Earnings Per Share,” regardless of the contingent features included in the instrument. Under current practice, issuers of contingently convertible debt instruments exclude potential common shares underlying contingently convertible debt instruments from the calculation of diluted earnings per share until the market price or other contingency is met. The effective for EITF Issue 04-8 is for reporting periods ending after December 15, 2004 and requires the restatement of diluted earnings per share for all periods presented. The effect on this consensus did not have an impact on the accompany consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” This statement amends the guidance in ARB No. 43 Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “… under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and handling costs may be so abnormal to require treatment as current period charges.” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. The provision of this statement will be effective for inventory costs during the fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of this statement will have a material impact on its financial condition or results of operations.

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123R). SFAS 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS123R must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statement have not yet been issued. The Company expects to adopt SFAS 123R on January 1, 2005.

Quantitative and Qualitative Disclosure about Market Risk

The Company believes that it does not have any material exposure to interest or commodity risks. The Company does not own any derivative instruments and does not engage in any hedging transactions.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK

The Common Stock is currently traded on the Over-the-Counter Bulletin Board under the symbol “ITUI.” Prior to March 5, 2004, the Common Stock traded on the Over-the-Counter Bulletin Board under the symbol “DIDA.” The following table sets forth the high and low closing prices of the Common Stock for the periods indicated.

	High	Low
2002
1st Quarter	$0.17	$0.06
2nd Quarter	0.18	0.08
3rd Quarter	0.10	0.06
4th Quarter	0.15	0.06

2003
1st Quarter	$0.15	$0.06
2nd Quarter	0.15	0.06
3rd Quarter	0.11	0.05
4th Quarter	0.16	0.06

2004
1st Quarter	$2.30	$0.10
2nd Quarter	3.35	1.20
3rd Quarter	1.70	0.48
4th Quarter	0.98	0.39

The above prices represent inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

As of March 15, 2005, the Company had approximately 1,100 shareholders of record.

The Company has never declared or paid dividends on the Common Stock. The Company currently intends to retain any earnings for use in its operations and does not anticipate paying dividends in the foreseeable future. In addition, the certificate of designations of the Preferred Stock Series D restricts the payment of dividends on the Common Stock.

DESCRIPTION OF CAPITAL STOCK

The following statements regarding the Washington Business Corporation Act (the “WBCA”) and Company’s articles of incorporation and bylaws are brief summaries, and may not contain all the information important to you. For a more complete description of the Company’s capital stock, you should carefully read the detailed provisions of the WBCA as well as the Company’s articles of incorporation and bylaws. We will send you a copy of the Company’s articles of incorporation and bylaws without charge at your request.

Under the Company’s articles of incorporation, the Company’s authorized capital stock consists of 100,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of preferred stock, of which the Board of Directors has designated 100,000 shares as preferred stock series A-1, no par value per share, 100,000 shares as preferred stock series A-2, no par value per share, 100,000 shares as preferred stock series B, no par value per share, 100,000 shares as preferred stock series C, no par value per share, and 12,000 shares as Preferred Stock Series D.

The Company’s Common Stock

There were 36,411,159 shares of Common Stock issued and outstanding as of April 15, 2005. In addition, the Company has reserved a total of (i) 18,715,909 shares of Common Stock for issuance upon exercise of outstanding warrants and options; (ii) 5,231,250 shares of Common Stock for issuance upon conversion of the outstanding shares of Preferred Stock Series D; and (iii) 3,337,000 shares of Common Stock issuable in connection with certain antidilution adjustments which may occur in connection with securities issued in the Private Placement. All shares of Common Stock now outstanding are fully paid and nonassessable.

The holders of Common Stock:

•	have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors;

•	are entitled to share ratably in all of the Company’s assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company;

•	do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto; and

•	are entitled to one vote per share on all matters which the Company’s shareholders may vote on at all meetings of such shareholders.

The holders of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose. In that event, the holders of the remaining shares will not be able to elect any directors.

The Company’s Preferred Stock

The Board of Directors is authorized, without further shareholder action, to issue the Company’s preferred stock in one or more series and to fix the liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the Company’s preferred stock.

Of the 12,000 shares of preferred stock designated as Preferred Stock Series D, 4,185 shares are issued and outstanding as of April 15, 2005. No other shares of the Company’s preferred stock of any series are outstanding.

The Preferred Stock Series D is senior to all current and future capital of the Company, except for a certain one time issuance discussed in the certificate of designations of the Preferred Stock Series D. The holders of the outstanding shares of Preferred Stock Series D:

•	have no voting rights, except for as required by the WBCA and as expressly provided by the certificate of designations of the Preferred Stock Series D;

•	are entitled to annual dividends (payable in cash or, if the Company achieves certain milestones as set forth in the certificate of designations of Preferred Stock Series D, in shares of Common Stock) of $70.00 per share prior to August 11, 2005, $80.00 per share from August 12, 2005 to August 11, 2006, and $90.00 per share after August 12, 2006, with such annual dividends rising to $130.00 per share upon the occurrence of certain events described in the certificate of designations of the Preferred Stock Series D; and

•	may convert such shares at the option of the holder into shares of Common Stock, with one share of Preferred Stock Series D converting into 1,250 shares of Common Stock, subject to adjustment as set forth in the certificate of designations of the Preferred Stock Series D;

•	if the Company liquidates or dissolves, are entitled to receive in cash out of the assets of the Company, before any amount shall be paid to the holders of any other capital stock of the Company junior in rank to the Preferred Stock Series D, the sum of $1,000 per share plus certain additional amounts, including accrued and unpaid dividends, as set forth in the certificate of designations of the Preferred Stock Series D.

The Company is obligated to redeem the shares of Preferred Stock Series D no later than August 11, 2007 for cash in the amount of $1,000 per share plus certain other amounts, including accrued and unpaid dividends, as set forth in the certificate of designations of the Preferred Stock Series D; provided, however, that the Company may redeem the shares of Preferred Stock Series D for shares of Common Stock if certain conditions are met as described in the certificate of designations of the Preferred Stock Series D. The Company is also obligated to redeem the Preferred Stock Series D upon the occurrence of certain events described in the certificate of designations of the Preferred Stock Series D at 105% of the stated value, plus certain other amounts, including accrued and unpaid dividends as set forth in the certificate of designations of the Preferred Stock Series D.

The shares of Preferred Stock Series D have full ratchet antidilution protection.

Although there is no current intention to do so, the Board of Directors may, without shareholder approval, and subject to the terms of the certificate of designations of the Preferred Stock Series D, issue shares of a class or series of the Company’s preferred stock with conversion rights which could adversely affect the voting power of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

SELLING SHAREHOLDERS

The Selling Shareholders listed in the table below may use this prospectus for the resale of shares of Common Stock being registered hereunder, although no Selling Shareholder is obligated to sell any such shares. None of the Selling Shareholders is an affiliate of the Company, except as otherwise noted below.

The following table sets forth certain information regarding the Selling Shareholders and the shares of Common Stock beneficially owned by the Selling Shareholders. All information contained in the table is correct as of April 15, 2005. The Company is not able to estimate the number of shares that will be held by the Selling Shareholders after the completion of this offering because the Selling Shareholders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares offered hereby, except as otherwise noted below. The following table assumes that all of the shares being registered hereby will be sold.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares Being Offered(2)(3)(4)	Shares Beneficially Owned After Completion of the Offering(5)(6)
Selling Shareholders			Number	Percent
AJW Partners, LLC	67,500	67,500[7]	0	—
AJW Qualified Partners, LLC	185,625	185,625[8]	0	—
AJW Offshore, Ltd.	155,625	155,625[9]	0	—
Allen, Neal M.	93,750	93,750[10]	0	—
Arena, Michele	60,890	23,918	36,972	*
Arena, Paul R.	4,720,232	167,424[11]	4,552,808	12.1%
Ascendiant Securities, LLC	125,000	125,000[12]	0	*
Banner, Helen and Sidney	132,876	39,863[13]	93,013	*
Banner, Robert	101,762	39,863	61,899	*
Beckoff Trust-Judd L.	66,438	19,931[14]	46,507	*
Beckoff, Robert	252,122	79,726[15]	155,396	*
Biagi, James F., Jr.	405,080	75,040[16]	330,040	*
Boeglin, Richard J.	25,000	7,500[17]	17,500	*
Braswell Enterprises, LP	3,690,329	179,383[18]	3,510,946	9.3%

Braswell, C. Allen	60,362	23,918	36,444	*
Breitmo Partners, LLC	101,714	39,863	61,851	*
Brenner, Keith E.	50,407	19,931	30,476	*
Bridges & Pipes, LLC	996,570	298,971[19]	697,599	1.9%
Brier, Robert S.	40,195	15,945	24,250	*
Burnham Securities, Inc.	81,250	81,250[20]	0	—
CGS Partners	5,000	5,000[21]	0	—
Cityfed Financial Corp.	435,076	159,451[22]	275,624	*
Colourtime Printing & Digital Imaging Ltd.	50,407	19,931	30,476	*
Crestview Capital Master, LLC	1,875,000	1,875,000[23]	0	—
CRT Capital	25,000	25,000[24]	0	—
Ehrlich, James	577,068	189,343[25]	387,720	1.1%
Frost National Bank FBO Renaissance Capital Growth & Income Fund III, Inc.	1,171,875	1,171,875[26]	0	—
Frost National Bank FBO Renaissance US Growth Investment Trust, PLC	1,171,875	1,171,875[27]	0	—
Frost National Bank FBO BFS US Special Opportunities Trust, PLC	1,171,875	1,171,875[28]	0	—
Gilman, Dennis	143,489[29]	39,863	103,626	*
Grand Garage of Stillwater, LLC	132,876	39,863[30]	93,013	*
Griffen Securities	35,000	35,000[31]	0	—
GSSF Master Fund, LP	1,171,875	1,171,875[32]	0	—
Hassel, Susan E.	25,000	7,500[33]	17,500	*
Hussey, Robert F.	547,134	75,040[34]	472,094	1.3%
I.H. Hammerman Mark L. Hammerman B&T Guardian	168,400	63,780[35]	104,620	*
I.H. Hammerman Revocable Trust	168,400	63,780[36]	104,620	*
I.H. Hammerman TTEE U/D/T Amy-Sue Hammerman Cahn	168,400	63,780[37]	104,620	*
I.H. Hammerman TTEE U/D/T S.L. Hammerman	168,400	63,780[38]	104,620	*

I.H. Hammerman TTEE U/D/T Sandye Hammerman Nast	168,400	63,780[39]	104,620	*
Jotic, Artur J.	103,250	39,863	63,387	*
Jotic, Jenny	62,176	23,918	38,258	*
Kamsky Associates, Inc.	103,283	39,863	63,420	*
Karetzky, Dr. Monroe and Patricia	336,707	127,561	209,146	*
Katzenberg, Marc and Susan	100,488	39,863[40]	60,625	*
Klebanoff, Michael	591,739	223,232	368,508	1.0%
Knightsbridge Capital, LLC	538,723	179,383[41]	359,340	*
Kossar, Carol	3,012,434	175,396[42]	2,837,038	7.8%
Kossar, Stephanie-Stewart Fund 1	276,788	47,835[43]	228,953	*
Kossar, Valerie Fund 1	276,788	47,835[44]	228,953	*
Bernard R. Kossar-Grantor Annuity Trust #1	1,008,519	183,369[45]	825,150	2.2%
Bernard R. Kossar-Grantor Annuity Trust #2	1,242,711	183,369[46]	825,150	2.2%
Lacasse, Kevin J.	80,391	31,890	48,500	*
Lehman, Joseph L.	337,321	127,561	209,760	*
Long, George A.	930,132	279,040	651,093	1.8%
Lumpkin, Jerry and Katherine	766,031	39,863[47]	726,168	2.0%
Martin, David	132,876	39,863[48]	93,013	*
Materka, Stanley	132,876	39,863[49]	93,103	*
Mathias, Joseph L. IV	398,628	39,863[50]	119,558	*
Midsouth Investor Fund LP	765,625	765,625[51]	0	—
Miller, Sanford	591,831	223,232	368,599	1.0%
New Millenium Capital Partners II, LLC	13,125	13,125[52]	0	—
Parker, Howard	110,706	110,706[53]	0	—
Pershing LLC C/F Gregory Cavallo, IRA	132,876	39,863[54]	93,013	*
PERSHING, LLC as Custodian F/B/O PHILLIP C. RAPP, Jr. – IRA	343,814	250,800[55]	93,014	*
Phipps, Hubert	3,712,602	1,297,534[56]	2,415,067	6.6%

Pitbull Partners, LLC	714,673	271,067[57]	443,606	1.2%
Professional Traders Fund, LLC	234,375	234,375[58]	0	—
Purcell, E.W.	100,488	39,863	60,625	*
Ransen, Irving R.	337,033	127,561	209,472	*
Perez, Sheryl A.	28,125	28,125[59]	0	—
Phillip C. Rapp, Jr.	23,438	23,438[60]	0	—
Robert W. Baird & Co. Inc. FBO Terence Walshe IRA	61,375	23,918	37,457	*
Robustelli, Elaine	337,227	127,561	209,457	*
Rotech, LLC	102,515	39,863[61]	62,652	*
Sampson, Steve and Krista	132,876	39,863[62]	93,013	*
Schlessel, LLC	337,177	127,561	209,616	*
Scott, Donald B.	250,135	75,041[63]	175,094	*
Silverman, Leon	168,371	63,780	104,591	*
Sandhurst Capital LLC	100,000	100,000[64]	0	0
Sobel, Seymour	1,010,784	382,683	628,101	1.7%
Spielman, Carol	147,667	55,808	91,859	*
Spira, Harvey	66,438	19,931[65]	46,507	*
Springer, Kenneth	251,298	95,671	155,628	*
Jove Corporation	130,634	51,822[66]	78,812	*
Vestal Venture Capital	1,726,056	1,726,056[67]	0	—
Walshe, Terence	61,055	23,918	37,137	*

*	Less than 1% of the issued and outstanding shares of Common Stock as of April 15, 2005.

[1]	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 pursuant to which a Selling Shareholder is deemed to have beneficial ownership of any shares of Common Stock that such shareholder has the right to acquire within 60 days of April 15, 2005.

[2]	Some or all of the securities offered hereby may have already been sold pursuant to the Plan of Distribution set forth herein.
[3]	As indicated in the footnotes below, certain of the shares offered by this prospectus are shares underlying warrants issued by the Company upon closing of, or in connection with, the Private Placement. Such warrants may be exercised with respect to all or any portion of the underlying shares of Common Stock at any time until August 11, 2007, at an exercise price of $0.96 per share (subject to customary adjustments in accordance with the terms thereof).

[4]	As indicated in the footnotes below, certain of the shares of Common Stock offered by this prospectus are shares of Common Stock underlying shares of Preferred Stock Series D outstanding as April 15, 2005 which was issued by the Company upon the closing of, or in connection with, the Private Placement. Such shares of Preferred Stock Series D may be converted by the holder thereof at any time at a conversion price of $0.80 per share (subject to customary adjustments in accordance with the terms of the Certificate of Designations of the Preferred Stock Series D).

[5]	Based upon 36,411,159 shares of Common Stock outstanding as of April 15, 2005. For the purposes of computing the percentage of outstanding shares of Common Stock held by each Selling Shareholder named above, any shares which such shareholder has the right to acquire within 60 days of April 15, 2005, are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other Selling Shareholder.

[6]	Assumes that all shares of Common Stock being offered and registered hereunder are sold, although the Selling Shareholders are not obligated to sell any such shares.

[7]	Includes 22,500 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement. Corey Ribotsky, as manager of SMS Manager LLC, the manager of the Selling Shareholder, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[8]

Includes 61,875 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement. Corey Ribotsky, as manager of AJW Manager LLC, the manager of the Selling Shareholder, exercises on behalf of the

Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[9]	Includes 51,875 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement. Corey Ribotsky, as Manager of First Street Manager II, LLC, the manager of the Selling Shareholder, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[10]	Represents (i) 62,500 shares of Common Stock issuable upon conversion of 50 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement; and (ii) 31,250 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement.

[11]	The Selling Shareholder is the Chief Executive Officer, President, Secretary and chairman of the Board of the Company. The Selling Shareholder has entered into a lock-up agreement pursuant to which the Selling Shareholder has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, all the shares of Common Stock registered hereby until one year from the date the SEC declares this registration statement effective.

[12]	Represents shares of Common Stock issuable upon exercise of a warrant exercisable until August 11, 2007, at an exercise price of $0.96 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered by the Selling Shareholder to the Company in connection with the Private Placement. Bradley J. Wilhite, as managing director of the Selling Shareholder, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Selling Shareholder is a registered broker dealer.

[13]	Includes 19,931 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Helen Banner and Sidney Banner own the shares registered hereby as joint tenants with right of survivorship and exercise shared voting and dispositive power with respect to such shares.

[14]	Includes 9,966 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share.

[15]	Includes 19,931 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share.

[16]	Represents shares issued to the Selling Shareholder as compensation for service as a director of the Company during 2003 and 2004. The Selling Shareholder ceased serving a director of the Company on April 19, 2004.

[17]	Represents shares issued to the Selling Shareholder as compensation for service as an executive officer of the Company during 2003 and 2004. The Selling Shareholder ceased serving an executive officer of the Company on February 26, 2004.

[18]	Audrey L. Braswell, a director of the Company, is a partner of the Selling Shareholder and may be deemed to have voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. Includes 49,829 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. The Selling Shareholder has entered into a lock-up agreement pursuant to which the Selling Shareholder has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, 166,095 shares of Common Stock registered hereby until one year from the date the SEC declares this registration statement effective.

[19]	Includes 149,486 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share.

[20]	Represents shares of Common Stock issuable upon exercise of a warrant exercisable until August 11, 2007, at an exercise price of $0.96 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered by the Selling Shareholder to the Company in connection with the Private Placement.

[21]	Represents shares of Common Stock issuable upon exercise of a warrant exercisable until August 11, 2007, at an exercise price of $0.96 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered by the Selling Shareholder to the Company in connection with the Private Placement.

[22]	Includes 19,931 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. John W. Atherton, Jr., President of the Selling Shareholder, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[23]	Includes (i) 625,000 shares of Common Stock issuable upon conversion of 500 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement; and (ii) 625,000 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement. Stewart Flink, Robert Hoyt, Richard Levy and Daniel Warsh exercise on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified to the Company that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock.

[24]	Represents shares of Common Stock issuable upon exercise of a warrant exercisable until August 11, 2007, at an exercise price of $0.96 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered by the Selling Shareholder to the Company in connection with the Private Placement.

[25]	Includes 59,794 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share.

[26]	Represents (i) 781,250 shares of Common Stock issuable upon conversion of 625 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement; and (ii) 390,625 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement.

[27]	Represents (i) 781,250 shares of Common Stock issuable upon conversion of 625 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement; and (ii) 390,625 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement.

[28]	Represents (i) 781,250 shares of Common Stock issuable upon conversion of 625 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement; and (ii) 390,625 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of the Private Placement.

[29]	Includes 39,863 shares of Common Stock issuable upon exercise of an option.

[30]	Includes 19,931 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share.

[31]	Represents shares of Common Stock issuable upon exercise of a warrant exercisable until August 11, 2007, at an exercise price of $0.96 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered by the Selling Shareholder to the Company in connection with the Private Placement.

[32]	Includes (i) 731,250 shares of Common Stock issuable upon conversion of 585 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement; and (ii) 390,625 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement. E.B. Lyon IV, authorized agent for the Selling Shareholder, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[33]	Represents shares issued to the Selling Shareholder as compensation for service as an executive officer of the Company during 2003 and 2004. The Selling Shareholder ceased serving an executive officer of the Company on February 26, 2004.

[34]	The Selling Shareholder is a director of the Company. Represents shares issued to the Selling Shareholder as compensation for service as a director of the Company during 2003 and 2004. The Selling Shareholder has entered into a lock-up agreement pursuant to which the Selling Shareholder has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, all the shares of Common Stock registered hereby until one year from the date the SEC declares this registration statement effective.

[35]	I. H. Hammerman exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[36]	I. H. Hammerman exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[37]	I. H. Hammerman exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[38]	I. H. Hammerman exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[39]	I. H. Hammerman exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[40]	Marc Katzenberg and Susan Katzenberg own the shares registered hereby as joint tenants with right of survivorship and exercise shared voting and dispositive power with respect to such shares.

[41]	Includes 49,829 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Christopher W. Hunt exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[42]	The Selling Shareholder has entered into a lock-up agreement pursuant to which the Selling Shareholder has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, 75,000 shares of Common Stock registered hereby until one year from the date the SEC declares this registration statement effective.

[43]	Carol Kossar, the spouse of Bernard R. Kossar, a director of the Company, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[44]	Carol Kossar, the spouse of Bernard R. Kossar, a director of the Company, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[45]	Carol Kossar, the spouse of Bernard R. Kossar, a director of the Company, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[46]	Carol Kossar, the spouse of Bernard R. Kossar, a director of the Company, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[47]	Mr. Lumpkin is Senior Vice President – Americas Sales of the Company. Includes 19,931 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. The Selling Shareholder has entered into a lock-up agreement pursuant to which the Selling Shareholder has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, all the shares of Common Stock registered hereby until one year from the date the SEC declares this registration statement effective.

[48]	Includes 19,931 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share.

[49]	Includes 19,931 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share.

[50]	Includes 59,794 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share.

[51]	Represents (i) 468,750 shares of Common Stock issuable upon conversion of 375 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement; (ii) 234,375 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement; and (iii) 62,500 shares of Common Stock exercisable until August 11, 2007, at an exercise price of $0.96 per share (subject to customary adjustments in accordance with the terms thereof). Lyman O. Heidtke exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[52]	Includes 4,375 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement. Corey Ribotsky, as Manager of First Street Manager II, LLC, the manager of the Selling Shareholder, exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[53]	Represents shares issued to the Selling Shareholder as compensation for services rendered in connection with the Merger. The Selling Shareholder is an affiliate of a registered broker-dealer. The Seller Shareholder has certified to the Company that the Selling Shareholder received the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock.

[54]	Includes 19,931 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share.

[55]

Includes (i) 112,500 shares of Common Stock issuable upon conversion of 90 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement; (ii) 70,313 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement; and (iii) 19,931 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Phillip C. Rapp exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[56]	The Selling Shareholder is a director of the Company. Includes 119,588 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. The Selling Shareholder has entered into a lock-up agreement pursuant to which the Selling Shareholder has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, all the shares of Common Stock registered hereby until one year from the date the SEC declares this registration statement effective.

[57]	Martin S. Schwartz exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[58]	Includes 78,123 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement. Marc K. Swickle and Howard Berger exercise on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[59]	Represents (i) 18,750 shares of Common Stock issuable upon conversion of 15 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of the Private Placement; and (ii) 9,375 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement.

[60]	Includes (i) 12,500 shares of Common Stock issuable upon conversion of 10 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement; and (ii) 7,812 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement.

[61]	Jon L. Roberts exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. Mr. Roberts previously acted as counsel for the Company and received such shares as compensation for legal services rendered.

[62]	Includes 19,931 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Steve Sampson and Krista Sampson own the shares registered hereby as joint tenants with right of survivorship and exercise shared voting and dispositive power with respect to such shares.

[63]	Represents shares issued to the Selling Shareholder as compensation for service as a director of the Company during 2003 and 2004. The Selling Shareholder served as an executive officer of the Company until February 26, 2004. The Selling Shareholder ceased serving a director of the Company on April 15, 2004.

[64]	Represents shares of Common Stock issuable upon exercise of a warrant exercisable until August 11, 2007, at an exercise price of $0.96 per share (subject to customary adjustments in accordance with the terms thereof). The warrant was issued as compensation for services rendered by the Selling Shareholder to the Company in connection with the Private Placement. Martin Magida exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder. The Selling Shareholder is an affiliate of a registered broker-dealer. The Selling Shareholder has certified to the Company that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock.

[65]	Includes 9,966 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. The Selling Shareholder is an affiliate of a registered broker-dealer. The Selling Shareholder has certified to the Company that the Selling Shareholder received the securities convertible or exercisable into the shares of Common Stock registered hereby in the ordinary course of business and at the time of such receipt had no agreements or understandings with any person to distribute such shares of Common Stock.

[66]	Jove Corporation was formerly known as U.S. Mutual Financial Corp. Clifton S. Crockett exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

[67]	Includes (i) 856,250 shares of Common Stock issuable upon conversion of 685 shares of Preferred Stock Series D issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement; (ii) 428,125 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Shareholder upon closing of, or in connection with, the Private Placement; (iii) 149,486 shares of Common Stock exercisable until August 11, 2007, at an exercise price of $0.96 per shares (subject to customary adjustments in accordance with the terms thereof); and (iv) 142,709 shares of Common Stock issuable upon exercise of a warrant exercisable until February 27, 2007, at an exercise price of $0.9031 per share. Allan L. Lyons exercises on behalf of the Selling Shareholder voting and dispositive power with respect to the shares of Common Stock registered hereby for the account of the Selling Shareholder.

This prospectus also covers an additional 3,337,000 shares of Common Stock that may become issuable to the Selling Shareholders without receipt or additional consideration by the Company by reason of certain antidilution adjustments affecting the securities registered hereby.

PLAN OF DISTRIBUTION

Each Selling Shareholder of Common Stock of the Company and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any principal market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits buyers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the Buyer of shares, from the Buyer) in amounts to be negotiated. Each Selling Shareholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of the Common Stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Shareholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each Buyer at or prior to the time of the sale.

EXPERTS

The consolidated financial statements of i2 Telecom International, Inc., a Delaware corporation, as of December 31, 2004 and December 31, 2003 and for the year ended December 31, 2004, the period from February 28, 2002 (date of inception) to December 31, 2004 and the period from February 28, 2002 (date of inception) to December 31, 2003, have been included in this prospectus and in the registration statement in reliance upon the report of Freedman & Goldberg Certified Public Accountants P.C., a registered independent accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Rogers & Hardin LLP, Atlanta, Georgia, has passed upon the validity of the shares of the Common Stock offered by this prospectus.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to the Company’s amended and restated articles of incorporation and bylaws, the Company may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by WBCA, as the same exists or may hereafter be amended. In certain cases, the Company may advance expenses incurred in defending any such proceeding.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information the Company files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference room. The Company’s SEC filings are also available to the public from commercial document retrieval services and through the web site maintained by the SEC at www.sec.gov.

This prospectus is part of a registration statement on Form SB-2 that the Company has filed with the SEC utilizing a “shelf” registration process. Under the shelf registration process, the Selling Shareholders may, from time to time, sell the Common Stock described in this prospectus. The Company may prepare a prospectus supplement at any time to add, update or change information contained in this prospectus.

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. Whenever a reference is made in this prospectus to an agreement or other document of the Company, be aware that such reference is not necessarily complete and that you should refer to the exhibits that are filed with or incorporated by reference into the registration statement for a copy of the agreement or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the web site maintained by the SEC at www.sec.gov.

You should read this prospectus and any prospectus supplement together with the registration statement and the exhibits filed with or incorporated by reference into the registration statement. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

The Company has not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

FREEDMAN & GOLDBERG CERTIFIED PUBLIC ACCOUNTANTS A PROFESSIONAL CORPORATION
ERIC W. FREEDMAN MICHAEL GOLDBERG DAVID C. GRIEP JULIE A. CHEEK WILLIAM A. MARSHALL AMY S. JACKNOW GLORIA K. MOORE	TRI-ATRIA 32255 NORTHWESTERN HIGHWAY, SUITE 298 FARMINGTON HILLS, MICHIGAN 48334 (248) 626-2400 FAX: (248) 626-4298

Report of Independent Registered Public Accountant

To the Board of Directors

i2 Telecom International, Inc. and Subsidiaries

1200 Abernathy Road, Suite 1800

Atlanta, GA 30328

We have audited the accompanying consolidated balance sheets of i2 Telecom International, Inc. and Subsidiaries (A Development Stage Enterprise) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessment of the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of i2 Telecom International, Inc. and Subsidiaries of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended.

Respectfully,

/s/ Freedman & Goldberg
Freedman & Goldberg
Certified Public Accountants

Farmington Hills, MI
February 28, 2005

i 2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

As of December 31, 2004 and 2003

ASSETS

	2004	As Restated 2003
Current Assets
Cash	$231,127	$671,421
Accounts Receivable, Net of Allowance for Doubtful Accounts Of $75,000 and $-0-, respectively	232,371	146,738
Inventories	961,056	767,011
Prepaid Expenses and Other Current Assets	231,966	19,534

Total Current Assets	1,656,520	1,604,704

Property and Equipment, Net	1,267,763	830,296

Other Assets
Intangible Assets, Net of Accumulated Amortization of $435,507 and $215, 660, respectively	2,880,579	3,072,287
Deposits	78,164	43,064

Total Other Assets	2,958,743	3,115,351

Total Assets	$5,883,026	$5,550,351

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

As of December 31, 2004 and 2003

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

	2004	As Restated 2003
Current Liabilities
Accounts Payable and Accrued Expenses	$1,303,656	$756,490
Deferred Revenue	99,901	100,000
Notes Payable-Current	100,000	350,000
Notes Payable-Related Parties	-0-	225,000

Total Current Liabilities	1,503,557	1,431,490

Stockholders’ Equity (Deficit)
Preferred Stock, $1.00 Par Value, 1,000,000 Shares Authorized, -0- Shares and 59,000 Shares Issued and Outstanding, respective	-0-	59,000
Preferred Stock, No Par Value, 5,000,000, 7% Cummulative Shares Authorized, 4,175 Shares and -0- Shares Issued and Outstanding, respectively	4,175,000	-0-
Common Stock, $.01 Par Value, 10,000,000 Shares Authorized, -0- Shares and 2,039,445 Shares Issued and Outstanding, respectively	-0-	20,394
Common Stock, No Par Value, 100,000,000 Shares Authorized, 34,381,172 Shares and -0- Shares Issued and Outstanding, respectively	12,949,148	-0-
Restricted Shares	662,777	718,443
Additional Paid-In Capital	324,979	10,316,162
Accumulated Deficit During The Development Stage	(13,732,435)	(6,995,138)

Total Stockholders’ Equity (Deficit)	4,379,469	4,118,861

Total Liabilities and Stockholders’ Equity (Deficit)	$5,883,026	$5,550,351

The accompanying notes are an integral part of the financial statements.

i 2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

From the Date of Inception (February 28, 2002) through December 31,2004

	As Restated Cumulative From Inception February 28, 2002 to December 31, 2004	For the Year Ended December 31, 2004	As Restated For the Year Ended December 31, 2003
Revenue	$694,321	$547,656	$146,665

Cost of Revenue	977,438	565,225	395,251

Gross Profit (Loss)	(283,117)	(17,569)	(248,586)

General and Administrative Expenses	13,068,880	6,675,769	4,917,163

Loss From Operations	(13,351,997)	(6,693,338)	(5,165,749)

Other Income (Expense)
Interest Income	13,237	3,044	7,272
Interest Expense	(258,742)	(30,070)	(217,252)
Gain on Forbearance of Debt	27,643	27,643	-0-
Loss on Disposal of Assets	(593)	(593)	-0-
Loss on Subscription List	(118,000)	-0-	(118,000)

Total Other Income (Expense)	(336,455)	24	(327,980)

Net Income (Loss)	$(13,688,452)	$(6,693,314)	$(5,493,729)

Weighted Average Common Shares:
Basic	11,199,888	22,499,279	4,365,130
Diluted	28,117,717	39,703,035	23,066,878
Earnings Per Common Share:
Basic	$(1.22)	$(.30)	$(1.26)
Diluted	$(.48)	$(.17)	$(.24)

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

From the Date of Inception (February 28, 2002) through December 31, 2004

	Preferred Stock Shares	Preferred Stock Par Value	Common Stock Shares	Common Stock $.01 Par Value	Common Stock Shares	Common Stock No Par Value
Balance, February 28, 2002	-0-	$-0-	-0-	$-0-	-0-	$-0-
Sale of common stock, at $.01/share	-0-	-0-	597,500	5,975	-0-	-0-
Sale of common stock, at $$2.00/share	-0-	-0-	835,000	8,350	-0-	-0-
Sale of common stock, at $5.00/share	-0-	-0-	190,000	1,900	-0-	-0-
Issuance of common stock, at $5.00/share, in Connection with Super-Caller acquisition	-0-	-0-	323,353	3,234	-0-	-0-
Payments received on notes receivable	-0-	-0-	-0-	-0-	-0-	-0-
Net Loss for the period ended December 31, 2002	-0-	-0-	-0-	-0-	-0-	-0-

Balance, December 31, 2002	-0-	-0-	1,945,853	19,459	-0-	-0-
Cancellation of notes Receivable	-0-	-0-	(39,750)	(397)	-0-	-0-
Sale of common stock, at $.01/share	-0-	-0-	60,000	600	-0-	-0-
Issuance of common stock, at $2.50 per share for payment of interest on convertible notes through July 1, 2003	-0-	-0-	25,260	252	-0-	-0-
Issuance of common stock, at $3.00/share for payment of interest on convertible notes through December 31, 2003	-0-	-0-	48,082	480	-0-	-0-
Conversion of convertible Notes	59,000	59,000	-0-	-0-	-0-	-0-
Payments received on notes receivable	-0-	-0-	-0-	-0-	-0-	-0-
Settlement of Stock Appreciation Rights	-0-	-0-	-0-	-0-	-0-	-0-
Warrants Issued For Services	-0-	-0-	-0-	-0-	-0-	-0-
Net Loss for the year ended December 31, 2003	-0-	-0-	-0-	-0-	-0-	-0-

Balance, December 31, 2003	59,000	59,000	2,039,445	20,394	-0-	-0-
Issuance of Preferred Stock	504,500	5,000,000	-0-	-0-	-0-	-0-
Reverse merger with Digital Data Networks, Inc.	(287,624)	(559,000)	(2,039,445)	(20,394)	8,884,272	12,097,160
Exercise of Options and Warrants	36,146	30,224	-0-	-0-	729,888	180,202
Conversion of Preferred Stock to Common	(307,847)	(355,224)	-0-	-0-	24,149,888	355,224
Stock Dividend on Preferred Stock	-0-	-0-	-0-	-0-	98,147	-0-
Warrants Issued For Services	-0-	-0-	-0-	-0-	-0-	-0-
Stock Issued for Services	-0-	-0-	-0-	-0-	30,000	22,500
Transfer of Restricted Units	-0-	-0-	-0-	-0-	488,977	294,062
Net Loss for the Year Ended December 31, 2004	-0-	-0-	-0-	-0-	-0-	-0-
Dividends Paid on Preferred Stock	-0-	-0-	-0-	-0-	-0-	-0-

Balance, December 31, 2004	4,175	$4,175,000	-0-	$-0-	34,381,172	$12,949,148

The accompanying notes are an integral part of the financial statements.

	Restricted Shares	Restricted Shares Value	Additional Paid-In Capital	Accumulated Deficit	Notes Receivable From Stock Sales	Total
Balance, February 28, 2002	-0-	$-0-	$-0-	$-0-	$-0-	$-0-
Sale of common stock, at $.01/share	-0-	-0-	-0-	-0-	-0-	5,975
Sale of common stock, at $$2.00/share	-0-	-0-	1,661,650	-0-	(305,500)	1,364,500
Sale of common stock, at $5.00/share	-0-	-0-	948,100	-0-	-0-	950,000
Issuance of common stock, at $5.00/share, in Connection with Super-Caller acquisition	-0-	-0-	1,613,522	-0-	-0-	1,616,756
Payments received on notes receivable	-0-	-0-	-0-	-0-	27,079	27,079
Net Loss for the period ended December 31, 2002	-0-	-0-	-0-	(1,501,409)	-0-	(1,501,409)

Balance, December 31, 2002	-0-	-0-	4,223,272	(1,501,409)	(278,421)	2,462,901
Cancellation of notes Receivable	-0-	-0-	(79,103)	-0-	79,500	-0-
Sale of common stock, at $.01/share	-0-	-0-	-0-	-0-	-0-	600
Issuance of common stock, at $2.50 per share for payment of interest on convertible notes through July 1, 2003	-0-	-0-	62,898	-0-	-0-	63,150
Issuance of common stock, at $3.00/share for payment of interest on convertible notes through December 31, 2003	-0-	-0-	128,974	-0-	-0-	129,454
Conversion of convertible Notes	-0-	-0-	5,841,000	-0-	-0-	5,900,000
Payments received on notes receivable	-0-	-0-	-0-	-0-	19,412	19,412
Settlement of Stock Appreciation Rights	239,481	718,443	-0-	-0-	179,509	897,952
Warrants Issued For Services	-0-	-0-	139,121	-0-	-0-	139,121
Net Loss for the year ended December 31, 2003	-0-	-0-	-0-	(5,493,729)	-0-	(5,493,729)

Balance, December 31, 2003	239,481	718,443	10,316,162	$(6,995,138)	$-0-	4,118,861
Issuance of Preferred Stock	-0-	-0-	1,500,000	-0-	-0-	6,500,000
Reverse merger with Digital Data Networks, Inc.	1,351,584	238,396	(11,816,162)	-0-	-0-	(60,000)
Exercise of Options and Warrants	-0-	-0-	-0-	-0-	-0-	210,426
Conversion of Preferred Stock to Common	-0-	-0-	-0-	-0-	-0-	-0-
Stock Dividend on Preferred Stock	-0-	-0-	-0-	-0-	-0-	-0-
Warrants Issued For Services	-0-	-0-	324,979	-0-	-0-	324,979
Stock Issued for Services	-0-	-0-	-0-	-0-	-0-	22,500
Transfer of Restricted Units	(488,977)	(294,062)	-0-	-0-	-0-	-0-
Net Loss for the Year Ended December 31, 2004	-0-	-0-	-0-	(6,693,314)	-0-	(6,693,314)
Dividends Paid on Preferred Stock	-0-	-0-	-0-	(43,983)	-0-	(43.983)

Balance, December 31, 2004	1,102,088	$662,777	$324,979-	$(13,732,735)	$-0-	$4,379,469

The accompanying notes are an integral part of the financial statements.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	As Restated Cumulative From Inception February 28, 2002 to December 31, 2004	For the Year Ended December 31, 2004	As Restated For the Year Ended December 31, 2003
Cash Flows From Operations
Net Loss From Continuing Operations	$(13,688,452)	$(6,693,314)	$(5,493,729)
Adjustments to Reconcile Net Income to Net
Cash Provided By Operating Activities
Bad Debts	75,000	75,000	-0-
Depreciation and Amortization	825,685	457,637	364,188
Interest Paid Via Issuance of Stock	192,604	-0-	192,604
Gain on Forbearance of Debt	(27,643)	(27,643)	-0-
Loss on Disposal of Assets	593	593	-0-
Stock Compensation	1,384,552	347,479	1,037,073
(Increase) Decrease In:
Accounts Receivable	(307,371)	(160,633)	(146,738)
Inventories	(766,294)	(194,045)	(431,684)
Prepaid Expenses	(188,023)	(171,489)	2,681
Other Assets	(78,164)	(35,100)	(19,577)
Increase (Decrease) In:
Accounts Payable and Accrued Expenses	1,068,514	514,809	3,457
Deferred Revenue	99,901	(99)	100,000

Net Cash Used In Operating Activities	(11,409,098)	(5,886,805)	(4,391,725)

Cash Flows From Investing Activities
Proceeds from Disposal of Assets	6,433	6,433	-0-
Equipment Purchases	(1,646,202)	(682,283)	(887,687)
Payments for Patents and Trademarks	(125,168)	(28,139)	(89,658)
Investment in Subsidiary	(1,239,422)	-0-	-0-

Net Cash Used In Investing Activities	(3,004,359)	(703,989)	(977,345)

Cash Flows From Financing Activities
Proceeds From Shareholder Loans	231,000	-0-	225,000
Payments of Shareholder Loans	(231,000)	(225,000)	(6,000)
Proceeds from Issuance of Convertible Notes	6,885,000	985,000	5,900,000
Proceeds From Notes Payable	100,000	-0-	-0-
Payment of Notes Payable	(390,943)	(290,943)	(100.000)
Issuance of Common Stock	2,501,278	180,202	600
Issuance of Preferred Stock	5,545,224	5,545,224	-0-
Proceeds from Stock Notes Receivable	46,491	-0-	19,412
Dividends Paid	(43,983)	(43,983)	-0-
Cash From Subsidiary Acquired Via Stock Exchange	1,517	-0-

Net Cash Provided By Financing Activities	14,644,584	6,150,500	6,039,012

Increase (Decrease) in Cash	231,127	(440,294)	669,942
Balance, Beginning of Period	-0-	671,421	1,479

Balance, End of Period	$231,127	$231,127	$671,421

The accompanying notes are an integral part of the financial statements.

i 2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004 and 2003

Note 1. Summary of Significant Accounting Policies

This summary of significant accounting policies of i2 Telecom International, Inc. and Subsidiary (the Company) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

A.	Nature of Operations – The parent Company was incorporated under the laws of the State of Washington on October 17, 1988, and the operating subsidiary was incorporated on February 28, 2002. The Company, headquartered in Atlanta, Georgia, is a telecommunications service provider employing next generation Voice over Internet Protocol (“VoIP”) technology. The Company has proprietary patent pending technology that allows transmission of VoIP, connection to long distance public-switched telephone network (“PSTN”), and other enhanced communications services through an Internet Access Device (“IAD”).

The Company has targeted specific markets that are connected to the Internet. Customers will be supplied an i2 Telecom “IAD” micro gateway, which will enable them to: 1) make, at no cost other than the initial cost of micro gateway and the subscription fee, unlimited calls to other i2 Telecom subscribers – anywhere in the world using the customer’s existing phone (no new or special IP phone required); 2) make long distance calls to people who use a normal telephone line using the i2 Telecom least cost routing network that will provide competitive long distance rates; and 3) use either a broadband (DSL, Cable, etc.) or dial up service.

B.	Basis of Consolidation – The consolidated financial statements include the accounts of SuperCaller Community, Inc., a wholly owned subsidiary located in San Mateo, California. All significant intercompany accounts and transactions have been eliminated in consolidation.

C.	Revenues - The Company recognizes revenue from sale of its i2 Telecom “IAD” micro gateway at time of shipment. Revenues from per-minute charges and user fees are recognized as incurred by its customers.

D.	For purposes of the statement of cash flows, the Company considers all short-term securities purchased with a maturity of three months or less to be cash equivalents.

E.	Inventories - Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out (FIFO) basis. Inventory classifications as of December 31, 2004 and 2003 consisted of the following:

	2004	2003
Raw Material	$110,259	$200,325
Work in Process	393,536	325,956
Finished Goods	457,261	240,730

	$961,056	$767,011

F.	Property, Equipment and Related Depreciation – Property and equipment are recorded at cost. Depreciation is computed by the straight-line method for financial and tax reporting purposes. Estimated lives range from five to ten years. When properties are disposed of, the related costs and accumulated depreciation are removed from the respective accounts and any gain or loss on disposition is recognized currently. Maintenance and repairs which do not improve or extend the lives of assets are expensed as incurred.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004 and 2003

Note 1. Summary of Significant Accounting Policies – (continued)

G.	Intangible Assets – The Company has capitalized certain costs related to registering a trademark and patent pending technology. These costs are being amortized on a straight-line basis over its estimated lives of twenty years and fifteen years, respectively.

H.	In accordance with SFAS No. 144, the Company reviews its long-lived assets, including property and equipment, goodwill and other identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. Impairment is measured at fair value. The Company had no impairment of assets during the years ended December 31, 2004 and 2003.

I.	Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

J.	Income Taxes - The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

K.	Research and Development Expenses – The Company expenses research and development expenses as incurred. Amounts payable to third parties under product development agreements are recorded at the earlier of the milestone achievement, or when payments become contractually due.

L.	New Accounting Pronouncements - In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities - an interpretation of ARB No. 51”. This interpretation addresses the consolidation of variable interest entities (“VIEs”) and its intent is to achieve greater consistency and comparability of reporting between business enterprises. It defines the characteristics of a business enterprise that qualifies as a primary beneficiary of a variable interest entity. In December 2003, the FASB issued a modification to FIN 46, titled FIN 46R. FIN 46R delayed the effective date for certain entities and also provided technical clarifications related to implementation issues. In summary, a primary beneficiary is a business enterprise that is subject to the majority of the risk of loss from the VIE, entitled to receive a majority of the VIE’s residual returns, or both. The Company adopted FIN No. 46 on January 1, 2004 and determined that it did not have an impact to its financial statements.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This statement clarifies and defines how certain financial instruments that have both the characteristics of liabilities and equity be accounted for. Many of these instruments that were previously classified as equity will now be recorded as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and must be adopted for financial statements issued after June 15, 2003. As of December 31, 2004, the Company has not identified any financial instruments that fall within the scope of SFAS No. 150, thus the adoption of SFAS No.1 50 does not have a material impact on the accompanying financial statements or results of operations.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004 and 2003

Note 1. Summary of Significant Accounting Policies – (Continued)

In April 2003, the FASB issued SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies the accounting for and reporting of derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. SFAS No. 149 is effective for contracts entered into after June 30, 2003. As of December 31, 2004, the Company has not identified any financial instruments that fall within the scope of SFAS No. 149, thus the adoption of SFAS No. 149 does not have a material impact on the accompany consolidated financial statements or results of operations.

In December 2003, the Securities and Exchange Commission issued SAB No. 104 “Revenue Recognition”. This SAB revises or rescinds certain portions of interpretative guidance included in Topic 13 of the codification of staff accounting bulletins. These changes make SAB 104 guidance consistent with current accounting regulations promulgated under U.S. generally accepted accounting principles. The adoption of SAB No. 104 did not have a material impact on the accompanying financial statements or results of operations.

In September 2004, the FASB reached a final consensus on Emerging Issues Task Force (EITF) Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” that contingently convertible debt instruments will be subject to the if-converted method under SFAS 128 “Earnings Per Share,” regardless of the contingent features included in the instrument. Under current practice, issuers of contingently convertible debt instruments exclude potential common shares underlying contingently convertible debt instruments from the calculation of diluted earnings per share until the market price or other contingency is met. The effective for EITF Issue 04-8 is for reporting periods ending after December 15, 2004 and requires the restatement of diluted earnings per share for all periods presented. The effect on this consensus did not have an impact on the accompany consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” This statement amends the guidance in ARB No. 43 Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “… under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and handling costs may be so abnormal to require treatment as current period charges…” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. The provision of this statement will be effective for inventory costs during the fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of this statement will have a material impact on its financial condition or results of operations.

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123R). SFAS 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS123R must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statement have not yet been issued. The Company expects to adopt SFAS 123R on January 1, 2005.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004 and 2003

Note 2. Property and Equipment

The major components of property and equipment at December 31, 2004 and 2003 are as follows:

	2004	2003
Network Equipment	$707,625	$136,677
Office Equipment	133,076	84,160
Software	716,677	692,565
Lab Equipment	35,277	23,864
Furniture and Fixtures	66,194	50,109

	1,658,849	987,375
Less: Accumulated Depreciation	391,086	157,079

Net Property and Equipment	$1,267,763	$830,296

Depreciation charged to operations was $237,790 and $148,528 for the years ended December 31, 2004 and 2003, respectively.

Note 3. Intangible Assets

Intangible assets at December 31, 2004 and 2003 consisted of the following:

Amortized Intangibles	Amortization Period	2004	2003
Patent Pending Technology	15 Years	$3,266,915	$3,251,695
Trademark	20 Years	49,171	36,252

		3,316,086	3,287,947
Accumulated Amortization		435,507	215,660

Balance, net		$2,880,579	$3,072,287

Amortization charged to continuing operations was $219,847 and $215,660 for the years ended December 31, 2004 and 2003, respectively.

Note 4. Notes Receivable From Stock Sales

Notes receivable from stockholders represent amounts owed to the Company by certain stockholders for the purchase of common stock of the Company. The notes call for a 3% interest rate and aggregate monthly payments of $4,000 being made through payroll deduction, generally over a 26-month period. During the year ended December 31, 2003, the Company suspended monthly payments as part of a compensation reduction plan. The common stock is being held as collateral for the notes. On December 31, 2003 all outstanding notes and accrued interest were cancelled as part of an agreement to cancel the Company’s outstanding Stock Appreciation Rights (See Note 12)

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004 and 2003

Note 5. Notes Payable

Notes Payable as of December 31, 2004 and 2003 consisted of the following:

	2004	2003
a. 8% note payable due to an individual previously affiliated with SuperCaller. The principal and all accrued interest are due and payable upon the Company obtaining certain levels of equity funding. These funding levels are expected to be met prior to December 31, 2005.	$50,000	$50,000

b. 6% note payable due to an individual previously affiliated with SuperCaller. The principal and all accrued interest are due and payable upon the Company obtaining certain levels of equity funding. These funding levels are expected to be met prior to December 31, 2005.	$50,000	$50,000

c. 6% note payable due to a corporation previously affiliated with SuperCaller. The principal and all accrued interest are due and payable upon the Company obtaining certain levels of equity funding. On July 8, 2004, the Company signed a forbearance agreement to settle all outstanding interest and accrued interest for $235,000 which has been paid as of December 31, 2004.	-0-	250,000

Total Long Term Debt	100,000	350,000
Less: Current Portion	100,000	350,000

Long-Term Portion	$-0-	$-0-

Debt maturities in the next five years are as follows:

2005	$100,000
2006	-0-
2007	-0-
2008	-0-
2009	-0-

$100,000

On December 31, 2003, with the consent of all note holders, the Company converted $5,900,000 of its convertible notes outstanding in exchange for 59,000 shares of its preferred stock, $1.00 par value, at a rate of 1 share of the Company’s preferred stock for every $100 of unpaid principal.

In addition, all accrued and unpaid interest on the above mentioned notes was paid in shares of the Company’s common stock, $.01 par value, with each such share valued at the conversion price associated with the note. Total interest paid and shares of common stock issued were $192,604 and 73,342, respectively, for the year ended December 31, 2003.

In June 2004, the Company issued $985,000 of notes payable to two venture capital companies prior to the completion of a private placement offering (See Note 18). The notes required interest at 7% per annum to be paid via issuance of common stock upon closing of the private placement offering. In August 2004, these notes were converted to convertible preferred stock. As of December 31, 2004 no common stock has been issued for the accrued interest related to these notes. Interest accrued as of December 30, 2004 was $13,254.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004 and 2003

Note 6. Notes Payable – Related Parties

As of December 31, 2004 and 2003 the Company owed $-0- and $225,000, respectively to certain shareholders for various advances made to the Company. The advances are unsecured and due on demand.

Note 7. Per Share Computation

Earnings per share have been calculated based on the weighted average number of shares outstanding.

Note 8. Income Taxes

The Company has incurred a net operating loss for federal income tax purposes of $6,712,060 and $4,668,223 in 2004 and 2003, respectively, which it has elected to carry forward, therefore the Company has not recorded any current tax accrual. Additionally, from the SuperCaller Community, Inc. acquisition and the reverse merger with Digital Data Networks, Inc., the Company has additional net operating loss carry forwards of $160,599 and $9,283,863, respectively. The Company has total net operating loss carry forwards of $21,580,686 which expire in various years ranging from 2006 to 2024

Deferred taxes are detailed as follows:

	2004	2003
Deferred Income Tax Assets
Net Operating Loss Available	$7,337,433	$2,160,872
Amortization of R&D Expenses	390,658	439,490
Accrued Expenses	385,149	244,271

	8,113,240	2,844,633
Valuation Allowance	8,113,240	2,844,633

Net Deferred Income Tax Asset	$-0-	$-0-

The valuation allowance is evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time the allowance will either be increased or reduced; reduction would result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer required. Due to the above valuation allowance, the Company has not recorded any assets for deferred taxes as of December 31, 2004 and 2003.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004 and 2003

Note 9. Supplemental Cash Flow Disclosures

Interest received and paid, income taxes paid and non-cash transactions incurred during the years ended December 31, 2004 and 2003 was as follows:

	2004	2003
Interest Received	$3,044	$7,237

Interest Paid	$6,065	$4,711

Income Taxes	$-0-	$-0-

Non-Cash Transactions:
Cancellation of Stock Notes	$-0-	$79,500
Payment of Interest via Stock	-0-	192,605
Conversion of Debt to Stock	985,000	5,900,000
Cancellation of Stock Appreciation Rights	-0-	897,952
Debt Financed Insurance Premiums	40,943	-0-

Note 10. Significant Concentrations of Credit Risk

The Company maintains cash balances at various financial institutions. The balances are insured by the Federal Deposit Insurance Corporation FDIC) up to $100,000. At December 31, 2004 and 2003, the Company’s uninsured cash balance totals $29,924 and $564,475, respectively.

Note 11. Stock Options and Warrants

During 2002, the Company’s board of directors approved a stock option plan for its officers, directors and certain key employees. Generally, the options vest based on the attainment of certain performance criteria set forth in the option agreements. In additions, the Company has issued stock warrants to key employees, consultants, and certain investors, with expiration dates of one-to-five years. The Company accounts for its stock option plan in accordance with the provisions of Account Principles Board (APB) Opinion 25, “Accounting for Stock Issued to Employees”, and related interpretations. As such, compensation expenses are recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price, the intrinsic value method. Under SFAS 148, “Accounting for Stock-Based Compensation-Transition and Disclosure – an Amendment of FASB Statement No. 123”, entities are permitted to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 148 also allows entities to continue to apply the provisions of APB Opinion 25 and provide pro forma net income (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS 148 had been applied. The Company has elected to continue to apply the provisions of APB Opinion 25 and provide the pro forma disclosures required by SFAS 148. All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS 148 and related interpretations.

Stock compensation expense is comprised of the amortization of deferred compensation resulting from the grant of stock options to employees at exercise or sale prices deemed to be less than fair value of the common stock at grant date, net of forfeitures related to such employees who terminated service while possessing unvested stock options, as these terminated employees have no further service obligations.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004 and 2003

Note 11. Stock Options and Warrants (continued)

The following table summarizes relevant information as to reported results under the Company’s intrinsic value method of accounting for stock awards, with supplemental information as if the fair value recognition provisions of SFAS 148 had been applied for the year ended December 31, 2004 and 2003(adjusted for conversion of shares due to merger).

	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003
Net Loss, as reported	$(6,693,314)	$(5,493,729)
Add: Stock-based employee compensation expense attributable to common stock options and warrants	347,479	139,121
Less: Stock-based employee compensation expense attributable to common stock options determined under fair value based method	(511,692)	(93,856)

Net Loss, as Adjusted	$(6,857,527)	$(5,448,464)

Loss Per Share-Basic, as Reported	$(.30)	$(1.26)

Loss Per Share-Diluted, as Reported	$(.17)	$(.24)

Loss Per Share-Basic, as Adjusted	$(.30)	$(1.25)

Loss Per Share-Diluted, as Adjusted	$(.17)	$(.24)

The summary of the status of the Company’s stock option plan as of December 31, 2004 and 2003 and changes during the periods then ended is as follows (adjusted for conversion of shares due to merger):

	2004		2003
	Number of Options/ Warrants	Weighted Average Exercise Price	Number of Options/ Warrants	Weighted Average Exercise Price
Outstanding at Beginning of Period	16,178,349	$.47	10,527,826	.48
Options Granted	967,657	$.83	5,800,038	$.48
Warrants Granted	9,315,203	$.89	847,055	$.36
Exercised	(978,340)	$.25	-0-	n/a
Forfeited	(2,590,661)	$.46	(996,570)	(45)

Outstanding at End of Period	22,892,208	$.67	16,178,349	$.47

Options Exercisable at End of Period	17,038,724	$.45	4,020,194	.49
Weighted-average Fair Value of Options Granted During the Period		$.05		$.03

As of December 31, 2004, the range of option and warrant exercise prices for outstanding and exercisable options and warrants was $.01 to $1.80 with a weighted average remaining contractual life of 2.47 years.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004 and 2003

Note 12. Stock Appreciation Rights and Restricted Share Units

In October 2002, the Company reduced compensation 25% for all executives of the Company. In November, the compensation of the Chief Executive Officer and President was further reduced to the minimum salary necessary to maintain group insurance coverage. To provide the Company executives the opportunity to restore this lost compensation at a future date a Stock Appreciation Rights Plan (Plan) was established effective October 1, 2002. The Plan provides that at the time the Company changes ownership or becomes a publicly held company (per specific provisions in the Plan), the Company executives receive in Company stock or cash the differential amount between the fair market value of the Company stock and the applicable initial value of their stock appreciation rights. For the period from October 1, 2002 through April 30, 2003, the conversion rate was $1.875 per each stock appreciation right for each $1.00 in reduced salary. Effective May 1, 2003, the conversion rate was amended to $3.00 per each stock appreciation right for each $1.00 in reduced salary. As of December 31, 2004 and 2003, this was a total aggregate salary reduction amount of $-0- and $740,082, respectively.

On December 31, 2003, the Company terminated its Stock Appreciation Plan and cancelled all outstanding rights granted. As consideration for the consideration of rights cancelled, each employee received restricted stock or cancellation their notes receivable (See Note 4) at rate of $3 per right. On December 31, 2003, the Company amended its 2002 Stock Option Plan to properly administer the granting of Restricted Stock. Under the amended plan, employees are granted restricted units without cost to the employee. Each restricted share unit awarded to a participant represents an unfunded, unsecured right, which is nontransferable except in the event of death, of the employee to receive one share of common stock, $.01 par value on the date specified in the grant. As a result of the reverse merger with Digital Data Networks, Inc., each right to receive one share of common stock, $.01 par value was converted into a right to receive shares of common stock, no par value per share, and preferred stock series B, no par value per share as outlined in the merger agreement. On June 3, 2004, the right to receive preferred stock Series B, no par value per share, was converted in a right to receive shares of common stock, no par value per share (See Note 19). The restricted share units granted under the plan vest evenly over three years, with immediate vesting upon termination. Information with respect to restricted share units and stock appreciation rights as of December 31, 2004 and 2003 is as follows:

	2004	2003
Stock Appreciation Rights Outstanding-Beginning of Year	-0-	54,522
Stock Appreciation Rights Granted	-0-	244,807
Rights Applied Towards Cancellation of Notes Receivable	-0-	(59,848)
Conversion to Restricted Units	-0-	(239,481)

Stock Appreciation Rights Outstanding-End of Year	-0-	-0-

Restricted Units-Beginning of Year	239,481	-0-
Restricted Units Granted	-0-	239,481
Reverse Merger with Digital Data Networks	1,351,584	-0-
Transfer to Common Stock Due to Lapse of Restrictions	(488,977)	-0-

Restricted Units-End of Year	1,102,088	239,481

Weighted Average Fair Value of Shares	$.45	$.45
Pre-Tax Compensation Expense Charged to Earnings, net of cancellations	$-0-	$727,606
Cancellation of Notes Receivable	$-0-	$179,544

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004 and 2003

Note 13. Deferred Compensation Plan

In September 2003, the Company instituted a second salary reduction plan whereas executives of the Company agreed to an additional decrease in salary. Under this plan, the company will repay the difference between the wages paid immediately prior to the start of the plan and their reduced salary plus 20% of the difference. The deferred amount is due at a time when the company becomes profitable. As of December 31, 2004 and 2003, the amount of deferred compensation accrued was $374,899 and $143,184, respectively.

Note 14. Employee Benefit Plans

Employees are paid through a professional employment organization (PEO). The PEO is a co-employer with the Company. It carries and maintains the Company’s employee benefit programs such as health insurance, dental, disability, life insurance and 401K plan. The Company’s costs for these plans are imbedded in the fee charged by the PEO for payroll costs.

Note 15. Lease Obligation

The Company leases office facilities in Atlanta, Georgia and Boca Raton, Florida under operating leases expiring in January 2005. It also leases an engineering center in Redwood City, California under an operating lease expiring in February 2006.

During the years ended December 31, 2004 and 2003, the Company subleased the Atlanta space to a third-party tenant while it was headquarter in Boca Raton. In December 2004, the Company relocated its headquarters back to Atlanta, Georgia.

Total rents paid during the years ended December 31, 2004 and 2003 were $306,671 and $215,789.

Total rents received from subleases during the years ended December 31, 2004 and 2003 were $93,948 and $42,625.

Future minimum lease obligations under all operating leases are as follows:

December 31, 2005	$92,396
December 31, 2006	5,202
December 31, 2007	-0-
December 31, 2008	-0-
December 31, 2009	-0-

$97,598

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004 and 2003

Note 16. Development Stage Enterprises

The Company is a development stage enterprise in that planned principal operations have not generated significant amounts of revenues since its inception. Development stage activities in which the Company has been actively engaged include building a management team, financial planning, raising capital, research and development, establishing sources of supply, acquiring property and equipment and other operating assets, training personnel, developing markets, building a network operation center, and developing customer billing systems.

Because of the factors noted in the preceding paragraph, the Company incurred a net loss of $6,693,314 and $5,354,608 during the years ended December 31, 2004 and 2003, respectively. These losses, as well as the uncertain conditions that the Company faces relative to its ongoing debt and equity fund-raising efforts, create an uncertainty as to the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company’s success in its ability to obtain needed financing from its existing shareholders. The Company expects that if revenues and outside financing are inadequate to fund all the Company’s cash obligations through at least December 31, 2005, these financing requirements will be provided by one or more of its existing shareholders.

Note 17. Contingencies

As of December 31, 2004, the Company was a defendent in a lawsuit with former stockholders of its wholly-owned subsidiary, SuperCaller Community, Inc. (SC). The former stockholders have alleged the Company forced them to sell SC. Management believes the suit has no merit and plans to vigorously defend the lawsuit. As of February 28, 2005 the outcome of the lawsuit is unknown. Therefore, no loss or liability has been recorded in the financial statements.

On June 30, 2003, the Company filed for arbitration against the former majority owner of SuperCaller Community, Inc. for liabilities exceeding the $400,000 threshold on September 17, 2002 as provided for in the purchase agreement. The excess liabilities that the Company claims amounts to $452,250 and is represented by 540,857 shares of the Company’s common stock that is being held in escrow by the escrow agent.

The Company had been named a defendant in a lawsuit regarding a disputed amount due for patent preparation and filings. Based on the present status of these litigation matters, management believes this will not ultimately have a material effect on the results of operations, financial position, or cash flows of the Company.

Note 18. Preferred Stock

On June 3, 2004, the shareholders of the Company approved an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock, no par value per share, from 10,000,000 to 100,000,000 and to increase the number of authorized shares of the Company’s preferred stock, no par value per share, from 1,000,000 to 5,000,000. As a result of the increase in the number of authorized shares of the Company’s common stock effected by such filing, all of the Company’s outstanding shares of preferred stock series A-1, preferred stock series A-2, preferred stock series B and preferred stock series C converted into shares of common stock in accordance with the applicable Statement of Rights of such preferred stock. Consequently, as of June 3, 2004, the Company had outstanding 34,179,113 shares of common stock (including restricted shares), excluding shares of common stock payable as dividends with respect to, and upon conversion of, the preferred stock series A-1 and preferred stock series A-2.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004 and 2003

Note 18. Preferred Stock (continued)

In August 2004, the Company the completed a private placement of 4,500 shares of its preferred stock series D, warrants to purchase 2,812,500 shares of its common stock, and 1,125 additional investment right units for an aggregate purchase price of $4.5 million. The preferred stock calls for quarterly dividends at 7% paid quarterly on a cumulative basis. Dividends not paid on the payable date requires interest at a rate of 13% per annum from the payable date to date paid. During the year ended December 31, 2004, the Company paid $43,983. On January 3, 2005, the company paid dividends of $75,906 related to its preferred stock. The shares of preferred stock series D are convertible into an aggregate of 5,625,000 shares of common stock with each share of preferred stock series D being convertible into 1,250 shares of common stock. Each additional investment right unit is exercisable into one share of preferred stock series D and a warrant to purchase 625 shares of common stock at an exercise price of $1,000 per unit. The warrants issued in the private placement and issuable upon exercise of the additional investment right units are exercisable for a period of three years at a price of $.96 per share.

Note 19. Merger with Digital Data Networks, Inc.

On February 29, 2004, the Company merged with and into Digital Data Networks, Inc. (DDN), a Washington corporation. Pursuant to the plan of merger, the Company and DDN Acquisition Corporation (a wholly-owned subsidiary of DDN) was merged with and into the Company with the Company to survive the Merger as a wholly-owned subsidiary of DDN.

Under terms of the agreement, at the effective time of the Merger, the issued and outstanding shares of:

1.	The Company’s common stock, $.01 par value per share, including restricted units, was converted into an aggregate of 5,160,722 shares of the DDN’s common stock, no par value per share and 135,000 shares of DDN’s preferred stock series B, no par value per share.

2.	The Company’s preferred stock series A-1, $1.00 par value per share was converted into the right to receive an aggregate of 22,500 shares of DDN’s preferred stock Series A-1, no par value per share.

3.	The Company’s preferred stock series A-2, $1.00 par value per share was converted into the right to receive an aggregate of 30,600 shares of the DDN’s preferred stock series A-2, no par value per share.

4.	The Company’s preferred stock series B, $1.00 par value per share was converted into the right to receive an aggregate of 100,000 shares of DDN’s preferred stock series C, no par value per share.

DNN generates advertising revenue in the out-of-home advertising industry through its Transit Network operation, which sells advertising on its digital information network. The Transit Network’s digital information network is a network of computerized electronic displays that delivers information, both text and graphics, to riders on-board public transit vehicles, utilizing an FM sub-carrier signal to transmit the data. The Transit Network currently operates its digital information network on the Dallas Area Rapid Transit bus and rail system.

On February 27, 2004, in connection with the merger with the Company, DDN sold substantially all of its operating assets relating to its digital information network to a newly created entity owned by certain members of DDN’s management team. Pursuant to the agreement, the assets were exchanged for the new owner’s assuming certain liabilities and obligations relating to such assets.

The Merger and Asset Sale are being accounted for as a transfer and exchange between companies under common control and are merely a change in legal organization and not a change in the entity. Therefore, all assets and liabilities are transferred at historical cost and the gain on sale of assets is not included in the statement of operations and cash flows for the year ended December 31, 2004.

i2 TELECOM INTERNATIONAL, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004 and 2003

Note 19. Merger with Digital Data Networks, Inc. (continued)

As of the date of the merger, DDN’s accumulated deficit was $13,700,794. In accounting for the reverse merger, the equity accounts have been adjusted to reflect the current outstanding stock of DDN (now i2 Telecom International, Inc.) and the accumulated deficit of the Company since its inception. DDN’s accumulated deficit of $13,700,794 (at time of the merger) has been eliminated. The write off of DDN’s accumulated deficit has been adjusted by a reduction to the other capital accounts starting with additional paid in capital, then preferred stock, and the balance against common stock. Since DDN had no outstanding preferred stock prior to the merger, the preferred stock of the Company has been reduced to zero.

Note 20. Restatement of Prior Financial Statements

The financial statements for the year ended December 31, 2003 have been restated to reflect additional expense related to stock warrants issued during 2003 to various consultants for services performed. The effect of the restatement was to increase the net loss by $139,121, net of income taxes.

i2 Telecom International, Inc.

f/k/a Digital Data Networks, Inc.

Selected Unaudited Pro Forma Financial Data

The following unaudited pro forma financial data has been included as required by the rules and regulations of the Securities and Exchange Commission and is provided for comparative purposes only. The unaudited pro forma financial data presented is based upon the historical financial statements of the Company and the historical statement of operations of i2 Delaware and should be read in conjunction with such financial statements and related notes thereto.

The pro forma financial data is based upon assumptions and includes adjustments as explained in the notes to the unaudited pro forma condensed consolidated financial statements, and the actual recording of the transactions could differ. The unaudited pro forma financial data is not necessarily indicative of the financial results that would have occurred had the Merger and Asset Sale been effected on and as of the date indicated and should not be viewed as indicative of operations in future periods.

i2 TELECOM INTERNATIONAL, INC. f/k/a DIGITAL DATA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2003

(Dollars in Thousands)

	i2 Telecom International, Inc. f/k/a Digital Data Networks, Inc.	i2 Delaware	Pro Forma Adjustments Related to Merger (Note a)	Pro Forma Consolidated After Merger	Pro Forma Adjustments Related to Asset Sale (Note b)	Pro Forma Consolidated After Merger and Asset Sale
Current Assets
Cash	$97	$671	$0	$768	$(97)	$671
Accounts Receivables	15	147	0	162	(15)	147
Inventory	0	767	0	767	0	767
Prepaid Expenses	23	20	0	43	(20)	43

Total Current Assets	135	1,605	0	1,740	(135)	1,605

Net Furniture and Equipment	13	830	0	843	(13)	830

Other Assets
Intangible Assets	0	3,072	0	3,072	0	3,072
Other Assets	1	43	0	44	(1)	43

Total Other Assets	1	3,115	0	3,116	(1)	3,115

Total Assets	$149	$5,550	$0	$5,699	$(149)	$5,550

Current Liabilities
Accounts Payable and Accrued Expenses	$142	$756	$0	$898	$(142)	$756
Deferred Revenue	147	100	0	247	(147)	100
Notes Payable-Current Portion	44	350	0	394	(44)	350
Notes Payable-Related Parties	0	225	0	225	0	225

Total Current Liabilities	333	1,431	0	1,764	(333)	1,431
Long-Term Debt, Net of Current Portion	36	0	0	36	(36)	0

Total Liabilities	369	1,431	0	1,800	(369)	1,431

Stockholders’ Equity
Preferred Stock	0	59	(59)	0	0	0
Common Stock	13,466	20	(20)	10,755	220	10,975
			(2,711)
Restricted Shares	0	719	(719)	0	0	0
Paid In Capital		10,177	(10,177)	0	0	0
Accumulated Deficit	(13,686)	(6,856)	13,686	(6,856)	0	(6,856)

Total Stockholders’ Equity	(220)	4,119	0	3,899	220	4,119

Total Liabilities and Stockholders’ Equity	$149	$5,550	$0	$5,699	$(149)	$5,550

See accompanying notes to unaudited pro forma condensed consolidated financial data.

i2 TELECOM INTERNATIONAL, INC. f/k/a DIGITAL DATA NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

(Dollars in Thousands)

	i2 Telecom International, Inc. f/k/a Digital Data Networks, Inc.	i2 Delaware	Pro Forma Adjustments Related to Merger (Note a)	Pro Forma Consolidated After Merger	Pro Forma Adjustments Related to Asset Sale (Note b)	Pro Forma Consolidated After Merger and Asset Sale
Income	$753	$146	$0	$899	$(753)	$146
Cost of Sales	185	395	0	580	(185)	395

Gross Profit	568	(249)	0	319	(568)	(249)
Operating Expenses	540	4,778	0	5,318	(540)	4,778

Income (Loss) From Operations	28	(5,027)	0	(4,999)	(28)	(5,027)
Other Expenses	(7)	(328)	0	(335)	7	(328)

Net Loss	$21	$(5,355)	$0	$(5,334)	$(21)	$(5,355)

Weighted Average of Shares Outstanding:
Basic	3,082			8,243		8,243
Diluted	3,082			32,454		32,454
Basic	$.01			$(.65)		$(.65)
Diluted	.01			(.16)		(.17)

See accompanying notes to unaudited pro forma condensed consolidated financial data.

i2 TELECOM INTERNATIONAL, INC. f/k/a DIGITAL DATA NETWORKS, INC.

NOTE TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The unaudited pro forma financial data has been prepared to give effect to the Merger between a newly-formed, wholly-owned subsidiary of the Company and i2 Delaware. The column headed “i2 Delaware” in the Unaudited Pro Forma Condensed Consolidated Statement of Operations gives effect to the revenues and expenses that were not included in the Company’s historical financial statements. The unaudited pro forma condensed consolidated statements are not necessarily indicative of the results of the Company’s future operations.

The Merger and Asset Sale are being accounted for as a transfer and exchange between companies under quasi-reorganization accounting and are merely a change in legal organization and not a change in the entity. Therefore, all assets and liabilities are transferred at historical cost.

(a)	To record the Merger with i2 Delaware via issuance of common and preferred stock and restatement of the Company’s historical equity.

(b)	Reflects the transfer of substantially all of the Company’s operating assets relating to the Company’s digital information transit network to InTransit Media in exchange for the assumption by InTransit Media of certain liabilities and obligation relating to such assets. The statement of operations reflects the elimination of the portion operating income and expenses attributed to this business.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

Section RCW 23B.08.510 of the Washington Business Corporation Act permits the indemnification of directors and officers of Washington corporations. The Company’s amended and restated articles of incorporation and bylaws provide that the Company shall indemnify its directors and officers to the fullest extend permitted by Washington law.

Under Washington law, the Company has the power to indemnify its directors and officers against claims arising in connection with their service to the Company except when a director’s or officer’s conduct involves (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Section RCW 23B.08.540 of the Washington Business Corporation Act states that the court may order indemnification or advance of expenses if it determines that (a) the director is entitled to mandatory indemnification under RCW23B.08.520, in which case the court shall also order the corporation to pay the director’s reasonable expenses incurred to obtain court-ordered indemnification; (b) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in RCWB.08.510 or was adjudged liable as described in RCW.23B.08.510(4), but if the director was adjudged so liable the director’s indemnification is limited to reasonable expenses incurred unless the articles of incorporation or a bylaw, contract or resolution approved or ratified by the shareholders pursuant to RCW.08.560 providers otherwise; or (c) in the case of an advance of expenses, the director is entitled to the articles of incorporation, bylaws or any applicable resolution or contract, to payment or reimbursement of the director’s reasonable expenses incurred as a party to the proceeding in advance of final disposition of the proceeding.

The Company has purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The Company’s directors and officers are also insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they are not indemnified by the Company.

Item 25.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee	$1,845
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	25,000
Miscellaneous	10,000
Total	$61,845

Item 26.	Recent Sales of Unregistered Securities.

On April 8, 2005, the Company issued 332,190 shares of Common Stock to a director of the Company upon exercise of an option held by such director. In connection with the exercise, the Company received an exercise price of $.45 per share. The shares were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act (“Section 4(2)”) and Regulation D promulgated thereunder (“Regulation D”). The Company based such reliance upon factual representations by the recipient of the shares to the Company regarding such recipient’s investment intent, sophistication and status as an accredited investor, among other things.

On April 7, 2005, the Company issued to a director of the Company a three-year warrant to purchase 125,000 shares of Common Stock at an exercise price of $1.00 per share, exerciseable in its entirety on the date of issuance. The warrant was issued in connection with a loan the director made to the company. The warrant was issued without registration under the Securities Act, in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. The Company based such reliance upon factual representations by the recipient of the warrant to the Company regarding such recipient’s investment intent, sophistication and status as an accredited investor, among other things.

On April 6, 2005, the Company issued to James Rose an option to purchase 600,000 shares of the Common Stock at an exercise price of $0.80 per share. The option was issued in connection with Mr. Rose’s appointment as Chief Technology Officer of the Company. The option is exercisable for a period of three years and vests as follows: (i) 100,000 of the underlying shares vest on the date of grant; (ii) 125,000 of the underlying shares vest on April 6, 2006; (iii) 125,000 of the underlying shares vest on April 6, 2007; and (iv) 250,000 of the underlying shares vest at such time the Company achieves certain sales benchmarks. The option was issued without registration under the Securities Act, in reliance upon the exemption from registration set forth in Section 4(2). The Company based such reliance upon factual representations by the recipient of the option to the Company regarding such recipient’s investment intent and sophistication, among other things.

On March 23, 2005, the Company issued to a director of the Company a three-year warrant to purchase 65,000 shares of Common Stock at an exercise price of $0.96 per share, exerciseable in its entirety on the date of issuance. The warrant was issued in lieu of interest on a loan the director made to the Company. The warrant was issued without registration under the Securities Act, in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. The Company based such reliance upon factual representations by the recipient of the warrant to the Company regarding such recipient’s investment intent, sophistication and status as an accredited investor, among other things.

On March 23, 2005, the Company issued to a director of the Company a three-year warrant to purchase 20,000 shares of Common Stock at an exercise price of $0.96 per share, exerciseable in its entirety on the date of issuance. The warrant was issued in lieu of interest on a loan the director made to the Company. The warrant was issued without registration under the Securities Act, in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. The Company based such reliance upon factual representations by the recipient of the warrant to the Company regarding such recipient’s investment intent, sophistication and status as an accredited investor, among other things.

On March 23, 2005, the Company issued 431,847 shares of Common Stock to a director of the Company upon exercise of an option held by such director. In connection with the exercise, the Company received an exercise price of $.45 per share. The shares were issued without registration under the Securities Act, in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. The Company based such reliance upon factual representations by the recipient of the shares to the Company regarding such recipient’s investment intent, sophistication and status as an accredited investor, among other things.

On March 23, 2005, the Company issued 221,460 shares of Common Stock to a director of the Company upon exercise of an option held by such director. In connection with the exercise, the Company received an exercise price of $.45 per share. The shares were issued without registration under the Securities Act, in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. The Company based such reliance upon factual representations by the recipient of the shares to the Company regarding such recipient’s investment intent, sophistication and status as an accredited investor, among other things.

On March 23, 2005, the Company issued 332,190 shares of Common Stock to a director of the Company upon exercise of an option held by such director. In connection with the exercise, the Company received an exercise price of $.45 per share. The shares were issued without registration under the Securities Act, in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. The Company based such reliance upon factual representations by the recipient of the shares to the Company regarding such recipient’s investment intent, sophistication and status as an accredited investor, among other things.

In January 2005, the Company issued to 5 new employees in connection with their acceptance of employment options to purchase an aggregate of 217,500 shares of Common Stock at exercise prices ranging from $0.80 to $1.00 per share, which each option vesting over a four-year period. The options were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2). The Company based such reliance upon factual representations by the recipients of the options to the Company regarding their investment intent and sophistication, among other things.

Also in January 2005, the Company issued to Louis Libin in connection with his appointment as a director of the Company an option to purchase 100,000 shares of Common Stock at an exercise price of $0.75 per share, vested immediately upon the date of grant. The option was issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. The Company based such reliance upon factual representations by the recipient of the option to the Company regarding his investment intent and sophistication, among other things.

In February 2005, the Company issued to 5 new employees in connection with their acceptance of employment options to purchase an aggregate of 141,000 shares of Common Stock at exercise prices ranging from $0.78 to $0.90, with each option vesting over a four-year period. In February 2005, the Company also issued 30,000 shares of Common Stock to a consultant in lieu of payment for services rendered by such consultant. The foregoing options and shares were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2). The Company based such reliance upon factual representations by the recipients of the shares to the Company regarding their investment intent and sophistication, among other things.

Finally, in February 2005, the Company issued to University Bank a warrant to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $1.00 per share, vested immediately upon the date of grant. The warrants were issued in lieu of interest on a $200,000 loan which University Bank had made to the Company. The warrants were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. The Company based such reliance upon factual representations by the recipients of the warrants to the Company regarding their investment intent and sophistication, among other things.

In March 2005, the Company issued to a new employee in connection with acceptance of his employment an option to purchase 23,000 shares of Common Stock at an exercise price of $1.00, which vests over a four-year period. Also in March 2005, the Company issued to four consultants warrants to purchase an aggregate of 763,120 shares of Common Stock at exercise prices ranging from $0.75 to $1.00 per share in connection with consulting services provided by them to the Company. The warrants are exercisable only if the Company meets certain revenue targets within a two-year period. The foregoing options and warrants were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2). The Company based such reliance upon factual representations by the recipients of the options and warrant to the Company regarding their investment intent and sophistication, among other things.

During the fourth quarter of 2004, the Company issued to two investors 406,250 shares of Common Stock upon the conversion of shares of the Company’s Series D Preferred Stock, no par value per share (the “Series D Preferred Stock”), held by such investors. In February of 2005, the Company issued to five investors 331,250 shares of Common Stock upon conversion of shares of the Company’s Series D Preferred Stock held by such investors. Also in February of 2005, the Company issued to five investors an aggregate of 600 shares of Series D Preferred Stock and warrants to purchase an aggregate of 375,000 shares of Common Stock upon exercise of additional investment rights held by such investors and payment of an aggregate exercise price of $.96 per share. The Series D Preferred Stock has an initial conversion price of $0.80 per shares, subject to customary anti-dilution adjustments, and is convertible at the option of the holder at any time. The warrants issued upon exercise of the additional investment rights have an exercise price of $0.96 per share, subject to customary anti-dilution adjustments, and are exercisable upon grant. The warrants, shares of Common Stock and shares of Series D Preferred Stock were issued without registration under the Securities Act in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. The Company based such reliance upon factual representations by the recipients of such securities to the Company regarding their status as an accredited investors, investment intent and sophistication, among other things.

In December 2004, the Company issued 99,657 shares of Common Stock to a director of the Company upon exercise of an option held by such director. The Company received an exercise price of $.30 per share. The shares were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act (“Section 4(2)”) and Regulation D promulgated thereunder (“Regulation D”). The Company based such reliance upon factual representations by the recipient of the shares to the Company regarding his investment intent and sophistication, among other things.

In December 2004, the Company issued to a new employee in connection with his acceptance of employment an option to purchase 50,000 shares of Common Stock at an exercise price of $1.00 per share which vests over a four-year period. The option was issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2). The Company based such reliance upon factual representations by the recipient of the option to the Company regarding his investment intent and sophistication, among other things.

On August 11, 2004, in connection with the Private Placement, the Company issued to 13 investors an aggregate of 4,500 shares of its Preferred Stock Series D, warrants to purchase 2,812,500 shares of Common Stock, and 1,125 AIRs for an aggregate purchase price of $4.5 million. The shares of Preferred Stock Series D issued in the Private Placement are convertible into an aggregate of 5,625,000 shares of Common Stock, subject to adjustment, with each shares of Preferred Stock Series D being convertible into 1,250 shares of Common Stock, subject to adjustment. Each AIR was exercisable from the date of grant until April 15, 2005 for one share of Preferred Stock Series D and a warrant to purchase 625 shares of Common Stock, at an exercise price of $1,000 per unit. The warrants issued upon closing of the Private Placement and issued upon exercise of the AIRs are exercisable for a period of three years at an exercise price of $0.96 per share. The shares of Preferred Stock Series D, warrants and AIRs issued upon closing of the Private Placement were issued without registration under the Securities Act, in reliance upon the exemption from registration set forth in Rule 506 of Regulation D promulgated pursuant to Section 4(2) of the Securities Act. The Company based such reliance upon factual representations made to the Company concerning the recipient’s investment intent, sophistication and status as an accredited investor, among other things.

On June 3, 2004, the Company issued an aggregate of 24,792,392 upon conversion of all outstanding shares of Preferred Stock Series A-1, Preferred Stock Series A-2, Preferred Stock Series B and Preferred Stock Series C in accordance with the applicable Statement of Rights of such preferred stock. In addition, upon conversion of the outstanding shares of Preferred Stock Series A-1 and Preferred Stock Series A-2, the Company paid to the holders of such preferred stock all accrued and unpaid dividends on such preferred stock in an aggregate of 98,147 shares of Common Stock. Such shares of Common Stock issued upon conversion of the Preferred Stock Series A-1, Preferred Stock Series A-2, Preferred Stock Series B and Preferred Stock Series C, and issued in respect of dividends accrued on the Preferred Stock Series A-1 and Preferred Stock Series A-2 were issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(2) of the Securities Act (“Section 4(2)”). The Company based such reliance upon factual representations made to the Company concerning the recipient’s investment intent and sophistication, among other things.

During the quarter ended June 30, 2004, the Company issued options and warrants to purchase an aggregate of 267,266 shares of Common Stock to 10 individuals in connection with such individuals’ commencement of employment with the Company or in conjunction with consulting projects. Such options and warrants were issued without registration under the Securities Act, in reliance upon the exemption set forth in Section 4(2). The Company based such reliance upon factual representations made to the Company concerning each recipient’s investment intent and sophistication, among other things.

On May 14, 2004, June 7, 2004 and June 8, 2004, the Company issued non-negotiable promissory notes in principal amounts of $500,000, $185,000 and $300,000, respectively. These notes were issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(2) of the Securities Act. The Company based such reliance upon factual representations made to the Company concerning the recipient’s investment intent and sophistication, among other things.

During the second quarter of 2004, 5 individuals exercised 372,425 options into an equivalent number of the Company’s common stock. During the same period, there were no employees who exercised stock options.

In connection with the Merger, the Company issued to the former stockholders of i2 Delaware 5,160,722 shares of Common Stock, 22,500 shares of Preferred Stock Series A-1, 30,600 shares of Preferred Stock Series A-2, 135,000 shares of Preferred Stock Series B, and 100,000 shares of Preferred

Stock Series C. Such shares were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption set forth in Section 4(2) of the Securities Act (“Section 4(2)”). The Company based such reliance upon factual representations made to the Company concerning such stockholders’ investment intent and sophistication, among other things.

In February 2004, the Company issued to Donald F. Scott, James F. Biagi, Jr., and Robert F. Hussey, then directors of the Company, 250,135 shares of Common Stock, 250,134 shares of Common Stock and 250,134 shares of Common Stock, respectively, as payment for board fees for 2003 and 2004 and in recognition of extraordinary services rendered by them to the Company during 2003 and 2004. Such shares were issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(2) and Regulation D promulgated to Section 4(2) (“Regulation D”). The Company based such reliance upon factual representations made to the Company concerning such directors’ investment intent, sophistication and status as an “accredited investor” as that term is defined in Rule 501 of Regulation D, among other things.

In February 2004, the Company issued to Richard J. Boeglin, then the Company’s Vice President of Finance and Operations and Chief Financial Officer, 25,000 shares of Common Stock and to Susan E. Hassel, then the Company’s Vice President of Sales, 25,000 shares of Common Stock. Such shares were issued in recognition of extraordinary services rendered by Mr. Boeglin and Ms. Hassel to the Company in 2003. Such shares were issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(2) and Regulation D. The Company based such reliance upon factual representations made to the Company concerning such officers’ investment intent, sophistication and status as an accredited investor, among other things.

In March 2004, the Company issued to Howard Parker 369,019 shares of Common Stock in connection for services rendered to the Company in connection with the Merger, pursuant to that certain Finder’s Fee Agreement dated as of January 30, 2004, between the Company and Mr. Parker. Such shares were issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(2) and Regulation D. The Company based such reliance upon factual representations made to the Company concerning Mr. Parker’s investment intent, sophistication and status as an accredited investor, among other things.

During the quarter ended March 31, 2004, the Company issued options and warrants to purchase an aggregate of 505,657 shares of Common Stock to 5 individuals and one corporation in connection with such individuals’ commencement of employment with the Company. Such options and warrants were issued without registration under the Securities Act, in reliance upon the exemption set forth in Section 4(2). The Company based such reliance upon factual representations made to the Company concerning each recipient’s investment intent and sophistication, among other things.

Item 27.	Exhibits

(a) Exhibits.

The exhibits filed with this registration statement or incorporated herein by reference are set forth on the Exhibit Index set forth elsewhere herein.

(b) Financial Statement Schedules.

Schedules filed with this registration statement are set forth on the Index to Financial Statements set forth elsewhere herein.

Item 27.	Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 19, 2005.

I2 TELECOM INTERNATIONAL, INC.

By:	/s/ PAUL R. ARENA
Paul R. Arena
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ PAUL R. ARENA Paul R. Arena	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	April 19, 2005

/s/ DAVID C. BURNS David C. Burns	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 19, 2005

* Audrey L. Braswell	Director	April 19, 2005

* Robert F. Hussey	Director	April 19, 2005

* Bernard R. Kossar	Director	April 19, 2005

/s/ LOUIS LIBIN Louis Libin	Director	April 19, 2005

* Hubert G. Phipps	Director	April 19, 2005

* By:	/s/ PAUL R. ARENA
Paul R. Arena
As Attorney-In-Fact

Exhibit No.	Exhibit	Method of Filing

2.1	Agreement and Plan of Merger dated as of January 30, 2004, among the Company, DDN Acquisition Corporation and i2 Telecom Communications, Inc. (The schedules to the Agreement and Plan of Merger have been omitted from this Report pursuant to Item 601(b)(2) of Regulation S-B, and the Company agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request.)	Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 2, 2004.

2.2	Asset Purchase Agreement dated as of January 30, 2004, between the Company and InTransit Media, Inc.	Incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on February 2, 2004.

2.3	First Amendment to Asset Purchase Agreement, dated February 26, 2004, between the Company and InTransit Media, Inc.	Incorporated by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K filed on March 12, 2004.

2.4	Securities Purchase Agreement dated as of August 11, 2004, among the Company and each of the buyers signatory thereto. (The schedules to the Securities Purchase Agreement have been omitted from this Report pursuant to Item 601(b)(2) of Regulation S-B, and the Company agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request.)	Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed August 13, 2004.

3.1	Articles of Incorporation, as amended.	Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003.

3.2	Bylaws, as amended	Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003.

3.3	Certificate of Designations of Rights and Preferences of Preferred Stock Series D of i2 Telecom International, Inc.	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 13, 2004.

3.4	Amendment to the Company’s Articles of Incorporation filed June 3, 2004.	Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.

3.5	Amendment to the Company’s Articles of Incorporation filed August 10, 2004.	Incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.

4.1	Form of Warrant issued by the Company to each buyer in connection with the 2004 Private Placement.	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 13, 2004.

4.2	Form of Additional Investment Right issued by the Company to each buyer in connection with the 2004 Private Placement.	Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed August 13, 2004.

4.3	Registration Rights Agreement among the Company and the buyers signatory thereto entered into in connection with the 2004 Private Placement.	Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed August 13, 2004.

4.4	Form of Warrant issued by i2 Telecom International, Inc., a Delaware corporation, and converted in the Merger, exercisable until February 27, 2007, at an exercise price of $0.9031.	Previously filed.

5.1	Legality Opinion of Rogers & Hardin LLP	Previously filed.

10.1	Finders Fee Agreement dated January 30, 2004, between the Company and Howard Parker.	Incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003.

10.2	Employment Agreement between Paul R. Arena and i2 Telecom International, Inc., a Delaware corporation, dated June 1, 2002. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.3	Amendment to Employment Agreement between Paul R. Arena and i2 Telecom International, Inc., a Delaware corporation, dated June 1, 2003. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.4	Amendment to Employment Agreement between Paul R. Arena and i2 Telecom International, Inc., a Delaware corporation, dated December 17, 2003. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.5	Employment Agreement between Douglas F. Bender and i2 Telecom International, Inc., a Delaware corporation, dated November 12, 2002. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.6	Amendment to Employment Agreement between Douglas F. Bender and i2 Telecom International, Inc., a Delaware corporation, dated December 19, 2003. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.7	Offer of Employment between Mark Bridges and i2 Telecom International, Inc., a Delaware corporation, dated December 26, 2002. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.8	Amendment to Employment Agreement between Mark Bridges and i2 Telecom International, Inc., a Delaware corporation, dated December 17, 2003. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.9	Employment Agreement between Jerry Lumpkin and i2 Telecom International, Inc., a Delaware corporation, dated October 6, 2003. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.10	Employment Agreement between Terry Palmeter and i2 Telecom International, Inc., a Delaware corporation, dated March 31, 2003. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.10to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.11	Amendment to Employment Agreement between Terry Palmeter and i2 Telecom International, Inc., a Delaware corporation, dated December 17, 2003. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.12	Employment Agreement between Ron Roswell, Sr., and i2 Telecom International, Inc., a Delaware corporation, dated June 1, 2002. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.13	Amendment to Employment Agreement between Ron Roswell, Sr., and i2 Telecom International, Inc., a Delaware corporation, dated December 23, 2003. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.13 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.14	Employment Agreement between Ron Roswell, Jr., and i2 Telecom International, Inc., a Delaware corporation, dated June 1, 2002. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.15	Amendment to Employment Agreement between Ron Roswell, Jr., and i2 Telecom International, Inc., a Delaware corporation, dated December 23, 2003. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.15 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.16	Employment Agreement between Rick Scherle and i2 Telecom International, Inc., a Delaware corporation, dated August 2, 2003. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.16 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.17	Employment Agreement between Anthony F. Zalenski and i2 Telecom International, Inc., a Delaware corporation, dated June 24, 2002. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.17 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.18	Amendment to Employment Agreement between Anthony F. Zalenski and i2 Telecom International, Inc., a Delaware corporation, dated June 1, 2003. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.18 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.19	Amendment to Employment Agreement between Anthony F. Zalenski and i2 Telecom International, Inc., a Delaware corporation, dated December 17, 2003. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.19 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.20	Offer of Employment from i2 Telecom International, Inc., a Delaware corporation, to Ming King dated March 15, 2004.	Incorporated by reference to Exhibit 10.20 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.21	Offer of Employment from i2 Telecom International, Inc., a Delaware corporation, to Fenn King dated March 15, 2004.	Incorporated by reference to Exhibit 10.21 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.22	Warrant Agreement dated March 11, 2003, granted to Robert F. Hussey to purchase 65,000 shares of the Company’s common stock.	Incorporated by reference to Exhibit 10.22 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

10.23	Form of Lock-up Agreement entered into in connection with the 2004 Private Placement.	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed August 13, 2004.

10.24	Form of Conversion Agreement dated as of April 6, 2004 between the Company and each holder of the Company’s Preferred Stock Series A-1.	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.

10.25	Non-Negotiable Promissory Note dated May 14, 2004 made by the Company in favor of Vestal Venture Capital in principal amount of $500,000.00.	Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.

10.26	Non-Negotiable Promissory Note dated June 7, 2004 made by the Company in favor of Vestal Venture Capital in principal amount of $185,000.00.	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.

10.27	Non-Negotiable Promissory Note dated June 8, 2004 made by the Company in favor of Midsouth Investor Fund, LP in principal amount of $300,000.00.	Incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.

10.28	Form of Acknowledgement and Agreement dated July 6, 2004 between the Company and each former holder of the Company’s Preferred Stock Series A-1 and Preferred Stock Series A-2.	Incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.

10.29	Amendment to Employment Agreement between i2 Telecom International, Inc., a Delaware corporation, and Paul Arena dated August 24, 2004. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed September 9, 2004.

10.30	Settlement Agreement dated February 24, 2005, between the Company and Anthony F. Zalenski.	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on March 2, 2005.

10.31	Promissory Note dated April 7, 2005 issued by the Company in favor of Hubert G. Phipps in principal amount of $250,000.	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on April 12, 2005.

10.32	Employment Agreement dated as of April 6, 2005, between the Company and James Rose. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on April 11, 2005.

21.1	Subsidiaries of the Company.	Previously filed.

23.1	Consent of Freedman & Goldberg, Certified Public Accountants.	Filed herewith.

23.2	Consent of Rogers & Hardin LLP with respect to its opinion as to the legality of the Securities being registered hereby.	Set forth in Exhibit 5.1 hereto.

24.1	Powers of Attorney.	Included on the signature page hereto, which was previously filed.